The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 15, 2009

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-163353

Preliminary Prospectus Supplement
(To Prospectus dated December 11, 2009)

3,863,050 Ordinary Shares

EZCHIP SEMICONDUCTOR LTD.

We are offering 712,618 of our ordinary shares and the selling shareholders are offering 3,150,432 of our ordinary shares in this offering. We will not receive any proceeds from the sale of ordinary shares by the selling shareholders.

Our ordinary shares are listed on the NASDAQ Global Market and on the Tel-Aviv Stock Exchange under the symbol “EZCH.” On December 14, 2009, the last reported sale price of our ordinary shares on the NASDAQ Global Market was $12.78.

You should carefully read this prospectus supplement and the accompanying prospectus (including all of the information incorporated by reference therein) before you invest. Investing in our ordinary shares involves a high degree of risk. Please read “Risk Factors” on page S-4 of this prospectus supplement and beginning on page 2 of the accompanying prospectus before investing in our ordinary shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Ordinary Share	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the selling shareholders	$	$

Delivery of the ordinary shares is expected to be made on or about December   , 2009, by electronic delivery via the Depository Trust Company. The underwriter is offering the ordinary shares as set forth under “Underwriting.”

The selling shareholders have granted the underwriter an option for a period of 30 days to purchase an additional 472,565 ordinary shares, at the public offering price less discounts and commissions, to cover over-allotments, and we have granted the underwriter an option for a period of 30 days to purchase an additional 106,893 ordinary shares, at the public offering price less discounts and commissions, to cover over-allotments.

Jefferies & Company

Preliminary Prospectus Supplement dated December 15, 2009

PROSPECTUS SUPPLEMENT

PROSPECTUS DATED DECEMBER 11, 2009

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ABOUT THIS PROSPECTUS SUPPLEMENT

In this prospectus, “we”, “us”, “our”, the “Company” and “EZchip Semiconductor” refer to EZchip Semiconductor Ltd., an Israeli company, and our major subsidiary, EZchip Technologies Ltd.

This prospectus supplement is part of a registration statement (No. 333-163353) that we filed with the Securities and Exchange Commission, or the Commission, using a “shelf” registration process. Under the registration statement, we registered (i) the offering on behalf of the selling shareholders of up to 3,622,997 of our ordinary shares for sale from time to time in one or more offerings, and (ii) the offering by us of up to $100,000,000 of ordinary shares, warrants and debt securities for sale from time to time in one or more offerings. This prospectus supplement provides specific information about the offering by us of 712,618 of our ordinary shares, and the offering by the selling shareholders of 3,150,432 of our ordinary shares under the shelf registration statement, in addition to information concerning the over-allotment option granted by us and the selling shareholders. This prospectus supplement provides more general information regarding this offering and the description of the ordinary shares we and the selling shareholders are offering. Generally, when we refer to the prospectus, we are referring to both this prospectus supplement and the accompanying prospectus. If the description of this offering varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Before you invest in our ordinary shares, you should carefully read this prospectus supplement, the accompanying prospectus, any free writing prospectus prepared by us, and the information that we incorporate by reference into those documents. In the event that there are any differences or inconsistencies between this prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein and therein, you should only rely on the information contained in the document with the latest date. Please refer to the information and documents listed and described under the heading “Where You Can Find More Information” in the accompanying prospectus.

All references to “dollars” or “$” in this prospectus are to U.S. dollars, and all references to “shekels” or “NIS” are to New Israeli Shekels.

You may obtain a copy of this prospectus supplement without charge by requesting it from us in writing or by telephone at the following address or telephone number: EZchip Semiconductor Ltd., 1 Hatamar Street, PO Box 527, Yokneam 20692, Israel, Attn: Dror Israel, Chief Financial Officer, telephone number +972-4-959-6666.

You should rely only on the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by us. We have not authorized anyone to provide information or represent anything other than that contained in, or incorporated by reference in, this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. If you receive any other information, you should not rely on it. We are not making an offer in any state or jurisdiction or under any circumstances where the offer is not permitted. You should assume that the information in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by us is accurate only as of the date on their cover pages and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operation and prospects may have changed since that date.

NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein and therein contain forward-looking statements which involve known and unknown risks and uncertainties. We include this notice for the express purpose of permitting us to obtain the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. Examples of forward-looking statements include: projections of capital expenditures, competitive pressures, revenues, growth prospects, product development, financial resources and other financial matters. You can identify

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these and other forward-looking statements by the use of words such as “may,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential” or the negative of such terms, or other comparable terminology.

Our ability to predict our operating results or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” on page S-4 of this prospectus supplement and beginning on page 2 of the accompanying prospectus, and certain other matters discussed in this prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein and therein prospectus, and other publicly available sources. Such factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary may not contain all of the information that may be important to you. You should read this entire prospectus supplement, including the financial data and related notes incorporated by reference in this prospectus supplement, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause or contribute to such differences include those discussed in “Forward-Looking Statements” and the “Risk Factors” on page S-4 of this prospectus supplement and page 2 of the accompanying prospectus.

About EZchip

Our business consists exclusively of the business of our subsidiary, EZchip Technologies Ltd., or EZchip Technologies, a fabless semiconductor company that is engaged in the development and marketing of Ethernet network processors for networking equipment. EZchip Technologies’ network processors provide the flexibility and integration that enable triple-play data, voice and video services in access, metro and edge systems that make up the new Carrier Ethernet networks. In recent years there has been a significant increase in the performance requirements of carrier ethernet equipment, and particularly the switches that build the metro Ethernet networks, which have to be able to provide new services, better quality of service, or QoS, and to support new protocols and standards. Programmable network processors, or NPUs, address these needs. Our customers include major tier-1 CESR vendors as well as leading vendors of networking equipment across several segments of the Carrier Ethernet market.

We design and produce network processors for high-speed networking equipment, integrating several key functions into a single chip. The architecture and features of our products offer the flexibility, scalability and price performance that are sought by networking equipment vendors. We offer solutions that range in throughput from several Gigabit-per-second to 100 Gigabit-per-second with common architecture. All our network processors are largely software compatible, making it possible for customers to easily port their network-processor applications among multiple product families based on our programmable network processors.

We generate our revenues mainly from sales of network processor chips and to a lesser extent from the sales of network processor-based systems, software tools and services. For the nine months ended September 30, 2009, we generated revenue of $27.2 million compared with revenue of $24.0 million for the nine months ended September 30, 2008.

We were incorporated as a limited liability company under the laws of the State of Israel in 1989. We changed our name from LanOptics Ltd. to EZchip Semiconductor Ltd. on July 22, 2008. Our registered offices and our principal executive offices are located at 1 Hatamar Street, P.O. Box 527, Yokneam 20692, Israel, and our telephone number is +972-4-959-6666. Our address on the Internet is www.ezchip.com. The information contained on our website is not incorporated by reference and should not be considered as part of this prospectus supplement.

Recent Developments

In November 2009, we offered current and former employees the opportunity to exchange:

•	ordinary shares of EZchip Technologies, or EZchip Technologies Shares, held by them for a combination of cash and our ordinary shares; and

•	options to purchase EZchip Technologies Shares, or EZchip Technologies Options, held by them for a combination of cash and options to purchase our ordinary shares.

We refer to this offer as the Employee Exchange Offer. In connection with the Employee Exchange Offer, we will accelerate the vesting of all unvested EZchip Technologies Options, other than those EZchip Technologies Options held by our directors. As a result, subject to the completion of the Employee Exchange Offer, the offerees participating in the Employee Exchange Offer that tender EZchip Technologies Options (other than our directors) will receive vested options to purchase our ordinary shares in exchange for the tendered EZchip Technologies Options.

We have received commitments representing 100% of the EZchip Technologies Shares and 100% of the EZchip Technologies Options that were subject to the Employee Exchange Offer. We have agreed to accept all securities tendered in the Employee Exchange Offer upon the closing of this offering.

We intend to use all our net proceeds from the sale of our ordinary shares in this offering to pay the cash portion of the Employee Exchange Offer, in order to enable the participating offerees to fund their tax obligation arising from the Employee Exchange Offer. In the event the underwriter exercises its over-allotment option, we will use the proceeds resulting from such over-allotment option exercise for general corporate purposes. See “Use of Proceeds” on page S-5 of the prospectus supplement.

As a result of the Employee Exchange Offer, we expect to increase our ownership interest in EZchip Technologies from approximately 99% (and 90% of on a fully diluted basis) to 100% on an outstanding basis and 99.9% on a fully diluted basis.

The dilution of each of our shareholder’s percentage of ownership as a result of the Employee Exchange Offer will be substantially offset by the increase in EZchip Semiconductor’s holdings in EZchip Technologies to 100%.

Accounting Considerations Arising from the Employee Exchange Offer and this Offering

In accordance with the provisions of the Financial Accounting Standards Board, or the FASB, Accounting Standards Codification ASC 718 (“ASC 718”) (originally issued as FAS 123(R), “Share Based Payments,” ), the Employee Exchange Offer and the acceleration of certain unvested EZchip Technologies Options in connection therewith will be accounted for as a modification of terms of the original grants with a resulting increase in the percentage held in EZchip Technologies according to the provisions of FASB , Accounting Standards Codification ASC 810 (“ASC 810”) (originally issued as FAS 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51” ).

Any incremental compensation cost derived from the difference in fair value of our ordinary shares or options to purchase our ordinary issued in the Employee Exchange Offer over the fair value of the original EZchip Technologies Shares or EZchip Technologies Options surrendered in the Employee Exchange Offer, as measured immediately before the exchange, would be recognized as additional compensation. Such additional incremental compensation expense, if any, along with any remaining compensation on account of original EZchip Technologies Shares or EZchip Technologies Options surrendered, will be recognized immediately (as all new grants will be fully vested).

In accordance with ASC 810, the carrying amount of the acquired EZchip Technologies Shares and EZchip Technologies Options will be recorded as an increase to our ordinary shares and additional paid-in capital as a part of our equity line item.

The Offering

Ordinary shares offered by us	712,618 shares (excluding up to 106,893 shares that may be offered by us upon exercise of the underwriter’s over-allotment option).

Ordinary shares offered by the selling shareholders	3,150,432 shares (excluding up to 472,565 shares that may be offered by the selling shareholders upon exercise of the underwriter’s over-allotment option)

NASDAQ Global Market and Tel-Aviv Stock Exchange symbol	“EZCH”

Use of proceeds	We intend to use the net proceeds from our sale of ordinary shares in this offering to increase our ownership interest in EZchip Technologies to 100%, through the purchase of a portion of the EZchip Technologies Shares, including as a result of the exercise of vested EZchip Technologies Options, tendered in the Employee Exchange Offer. We expect to receive aggregate proceeds of $1.5 million from the exercise of the vested EZchip Technologies Options. We will not receive any proceeds from the sale of ordinary shares by the selling shareholders. See “Recent Developments” and “Use of Proceeds.”

Ordinary shares outstanding before the offering	23,357,770 shares (1)

Ordinary shares outstanding after the offering and Employee Exchange Offer	24,314,162 shares (1)(2)

Risk factors	Before deciding to invest in our ordinary shares, you should carefully consider the risks related to our business, the offering and our ordinary shares, and our location in Israel. See “Risk Factors” on page S-4 of this prospectus supplement and beginning on page 2 of the accompanying prospectus.

(1)	The number of outstanding ordinary shares excludes:

•	2,364,307 ordinary shares issuable upon the exercise of outstanding options granted to employees and directors under our 2003 Amended and Restated Equity Incentive Plan and 2007 U.S. Equity Incentive Plan, as of December 1, 2009, exercisable at a weighted average exercise price of $14.24 per share;

•	107,775 ordinary shares issuable upon the vesting of outstanding restricted share units granted to employees and directors under our 2003 Amended and Restated Equity Incentive Plan and 2007 U.S. Equity Incentive Plan, as of December 1, 2009;

•	up to 1,642,340 ordinary shares issuable upon the exercise of options to be granted under our 2009 Israel Equity Plan and 2007 U.S. Equity Incentive Plan in connection with the Employee Exchange Offer; and

•	106,893 ordinary shares that may be issued by us to cover over-allotments, if any.

(2)	The number of outstanding ordinary shares after the offering and the Employee Exchange Offer includes 243,774 of our ordinary shares to be issued in the Employee Exchange Offer in exchange for EZchip Technologies Shares.

RISK FACTORS

Investment in our ordinary shares is speculative and involves a high degree of risk. Before deciding whether to invest in our ordinary shares, you should consider carefully the risk factors discussed in the section entitled “Risk Factors” beginning on page 2 of the accompanying prospectus and those discussed in the documents incorporated reference in the prospectus, as well as any amendment or update thereto reflected in subsequent filings with the SEC. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our ordinary shares to decline, resulting in a loss of all or part of your investment.

CAPITALIZATION

The table below sets forth the capitalization of our company as of September 30, 2009 on an actual basis and on an as adjusted basis to give effect to (i) our issuance and sale of 712,618 ordinary shares in this offering, (ii) our use of all our net proceeds from this offering to purchase EZchip Technologies Shares tendered in the Employee Exchange Offer (including EZchip Technologies Shares issued upon exercise of vested EZchip Technologies Options, which resulted in aggregate proceeds to the company of $1.5 million), and (iii) the issuance in the Employee Exchange Offer of 243,774 of our ordinary shares in exchange for EZchip Technologies Shares. The table below assumes that the underwriter will not exercise its over-allotment option.

	As of September 30, 2009
	Actual	As Adjusted (1)

Cash, cash equivalents and marketable securities	$60,557	$62,010
Current liabilities	6,531	6,531
Long-term loan	—	—
EZchip Semiconductor shareholders’ equity:	159,542	164,405
Noncontrolling interest	$3,410	$—
Total equity	162,952	164,405
Total liabilities and equity	$174,107	$175,560

(U.S. dollars in thousands)

DILUTION

Based on 23,357,770 ordinary shares outstanding as of September 30, 2009, our unaudited net tangible book value as of September 30, 2009 was $62.1 million, or $2.66 per ordinary share. Net tangible book value per share represents the total amount of our tangible assets reduced by the amount of our liabilities and divided by the number of ordinary shares outstanding on September 30, 2009. Unless otherwise noted, all information contained in this dilution section assumes that the underwriter does not exercise its over-allotment option.

Our unaudited net tangible book value at September 30, 2009, as adjusted and after giving effect to:

•	the issuance and sale by us of 712,618 ordinary shares in this offering;

•	our use of all our net proceeds from this offering to purchase EZchip Technologies Shares tendered in the Employee Exchange Offer (including EZchip Technologies Shares issued upon exercise of vested EZchip Technologies Options, which resulted in aggregate proceeds to the company of $1.5 million); and

•	the issuance in the Employee Exchange Offer of 243,774 of our ordinary shares in exchange for EZchip Technologies Shares;

would be $63.6 million or $2.61 per ordinary share based on 24,314,162 ordinary shares outstanding upon completion of this offering and the Employee Exchange Offer.

Based on an assumed public offering price of $12.00 per share, this represents an immediate decrease in pro forma net tangible book value of $0.05 per ordinary share to existing shareholders and an immediate dilution of $9.39 per ordinary share to new investors purchasing our ordinary shares in this offering.

Dilution per share represents the difference between the price per share to be paid for the ordinary shares sold by us in this offering and the pro forma net tangible book value per share immediately after this offering and the Employee Exchange Offer. The following table illustrates this per share dilution:

Assumed public offering price per ordinary share		$12.00
Net tangible book value per ordinary share as of September 30, 2009	$2.66
Decrease in net tangible book value per share attributable to new investors and to the completion of Employee Exchange Offer	0.05

Net tangible book value per share after the offering and the Employee Exchange Offer		2.61

Dilution per share to new investors in this offering		$9.39

If the underwriter exercises its over-allotment option in full, the pro forma net tangible book value per share after giving effect to this offering would be $2.64 per share, and the dilution in pro forma net tangible book value per share to investors in this offering would be $9.36 per share.

USE OF PROCEEDS

We estimate that our net proceeds from our sale of 712,618 ordinary shares in this offering at an assumed offering price of $12.00 per ordinary share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $8.0 million. We will not receive any proceeds from the sale of ordinary shares by the selling shareholders.

We intend to use all the net proceeds we receive from our sale of ordinary shares in this offering to increase our ownership interest in EZchip Technologies to 100% on an outstanding basis (and 99.9% on a fully diluted basis), through the purchase of a portion of the EZchip Technologies Shares tendered in the Employee Exchange Offer (including EZchip Technologies Shares issued upon exercise of vested EZchip Technologies Options), in order to enable the participating offerees to fund their tax obligation with respect to the Employee Exchnage Offer. We expect to receive aggregate proceeds of $1.5 million from the exercise of the vested EZchip Technologies Options.

In the event the underwriter exercises its over-allotment option in full, we will use our proceeds from such over-allotment option exercise for general corporate purposes.

MARKET FOR OUR ORDINARY SHARES

Our ordinary shares were listed on the NASDAQ Global Market under the symbol “LNOP” from our initial public offering in November 1992 until April 14, 2003, at which date the listing of our ordinary shares was transferred to the NASDAQ Capital Market. Since January 4, 2008, our ordinary shares have been listed once again on the NASDAQ Global Market and on January 17, 2008 our NASDAQ symbol changed to “EZCH.” Since April 1, 2002, our ordinary shares have also been traded on the Tel-Aviv Stock Exchange. On December 14, 2009, the last reported sale price of our ordinary shares on the NASDAQ Global Market was $12.78 and the last reported sale price of our ordinary shares on the Tel-Aviv Stock Exchange was $12.91.

Set forth below for each of the periods indicated are the range of high and low market prices of our ordinary shares as reported by the NASDAQ Global Market, and the high and low market prices of our ordinary shares (in U.S. dollars) as reported by the Tel-Aviv Stock Exchange. Share prices on the Tel-Aviv Stock Exchange are quoted in New Israeli Shekels (NIS); the share prices set forth below in U.S. dollars reflect the translation into U.S. dollars based on the rate of exchange published by the Bank of Israel on the dates in question.

The following table sets forth, for the most recent six months, the high and low market prices of our ordinary shares on the NASDAQ Global Market and the Tel-Aviv Stock Exchange:

	NASDAQ		Tel-Aviv Stock Exchange
	High	Low	High	Low

June 2009	$16.54	$12.55	$16.51	$12.69
July 2009	$16.63	$11.06	$16.60	$11.23
August 2009	$13.91	$11.38	$13.76	$11.65
September 2009	$13.80	$11.07	$13.71	$11.25
October 2009	$14.23	$11.70	$14.14	$11.96
November 2009	$13.71	$11.70	$13.33	$11.65
December 2009 (through December 14, 2009)	$13.65	$12.59	$13.43	$12.58

SELLING SHAREHOLDERS

The table below lists the selling shareholders and other information regarding the beneficial ownership of the ordinary shares by each of the selling shareholders. The information in this table is based on 23,357,770 ordinary shares outstanding as of December 1, 2009, and 24,314,162 ordinary shares outstanding on an as-adjusted basis to give effect to the offering and the Employee Exchange Offer. The first column lists each of the selling shareholders. The second and third columns list the number and percentage of ordinary shares beneficially owned by each selling shareholder prior to the offering, based on each selling shareholder’s ownership of the ordinary shares as of December 1, 2009. The fourth column lists the ordinary shares being offered by this prospectus by each of the selling shareholders. The fifth and sixth columns of the following table assume the sale of all of the ordinary shares offered by the selling shareholders pursuant to this prospectus and that the underwriter’s over-allotment option is not exercised. The selling shareholders may sell all, some or none of their shares in this offering.

	Number of	Percentage of		Number of	Percentage of
	Ordinary	Ordinary	Number of	Ordinary	Ordinary
	Shares	Shares	Ordinary Shares	Shares	Shares
	Beneficially	Beneficially	Offered Pursuant	Beneficially	Beneficially
	Owned Prior	Owned Prior to	to this	Owned After	Owned After
Name of selling shareholder	to Offering	Offering	Prospectus**	Offering**	Offering**

The Goldman Sachs Group, Inc.(1)	163,567	*	142,232	21,335	*
GS EZC Employee Holdings, L.L.C.(1)	81,784	*	71,117	10,667	*
GS PEP Tech EZC Holdings, L.L.C.(1)	1,324,777	5.7%	1,151,980	172,797	*
GS PEP 1999 Direct EZC Holdings, L.L.C.(1)	22,102	*	19,219	2,883	*
JK&B Shalom II LLC(2)	2,010,460	8.6%	1,748,226	262,234	1.1%
JK&B Capital III, Civil Law Partnership(3)	20,307	*	17,658	2,649	*

*	Less than 1%

**	Assuming the underwriter does not exercise its over-allotment option. If the underwriter exercises its over-allotment option in full with respect to the selling shareholders’ shares, then the selling shareholders will not own any ordinary shares after the offering.

(1)	The Goldman Sachs Group, Inc. is a reporting company under the Securities Exchange Act of 1934. The managing member of each of GS EZC Employee Holdings, L.L.C, GS PEP Tech EZC Holdings, L.L.C. and GS PEP 1999 Direct EZC Holdings, L.L.C., or the GS Affiliates, is a wholly owned subsidiary of The Goldman Sachs Group, Inc. and as such, The Goldman Sachs Group, Inc. has voting and investment control over the shares held by the GS Affiliates. The ordinary shares shown above as held by The Goldman Sachs

Group, Inc. do not include the shares held by the GS Affiliates. The Goldman Sachs Group, Inc. disclaims beneficial ownership of the shares held by the GS Affiliates, except to the extent of its pecuniary interest in such shares. The Goldman Sachs Group, Inc. and the GS Affiliates are affiliates of a broker-dealer, and (a) the ordinary shares shown above as being held by such entities were purchased in the ordinary course of business and (b) at the time of such purchase, such entities had no arrangements or understandings, directly or indirectly, with any person to distribute such ordinary shares. The address for The Goldman Sachs Group, Inc. and each of the GS Affiliates is 85 Broad Street, New York, New York 10004.

(2)	JK&B Shalom II, LLC is a Delaware Limited Liability Company. JK&B Capital, LLC is the manager of JK&B Shalom II, LLC, and may be deemed to have shared power to vote and dispose of shares directly owned by JK&B Shalom II, LLC. David Kronfeld is the manager of JK&B Capital, LLC and may be deemed to have shared power to vote and dispose of shares directly owned by JK&B Shalom II, LLC. The address for each of JK&B Shalom II, LLC, JK&B Capital, LLC and David Kronfeld is Two Prudential Plaza, 180 N. Stetson Avenue, Suite 4500, Chicago, Illinois 60601. Each of JK&B Shalom II, LLC, JK&B Capital, LLC and David Kronfeld disclaims beneficial ownership of the shares except to the extent of its pecuniary interest therein.

(3)	JK&B Capital III, Civil Law Partnership, is a German civil law partnership. JK&B Capital, LLC is the managing partner of JK&B Capital III, Civil Law Partnership and may be deemed to have shared power to vote and dispose of shares directly owned by JK&B Capital III, Civil Law Partnership. David Kronfeld is the manager of JK&B Capital, LLC and may be deemed to have shared power to vote and dispose of shares directly owned by JK&B Capital III, Civil Law Partnership. The address for each of JK&B Capital III, Civil Law Partnership, JK&B Capital, LLC and David Kronfeld is Two Prudential Plaza, 180 N. Stetson Avenue, Suite 4500, Chicago, Illinois 60601. Each of JK&B Capital III, Civil Law Partnership, JK&B Capital, LLC and David Kronfeld disclaims beneficial ownership of the shares except to the extent of its pecuniary interest therein.

Directors and Observers. Until December 3, 2007, Mr. Robert Humes, a Member of JK&B Capital L.L.C., served as director of our subsidiary EZchip Technologies, and Ms. Constance Capone, a Member of JK&B Capital L.L.C., served as director of our subsidiary EZchip Inc. and as an observer to the board of directors of EZchip Technologies. Mr. Humes and Ms. Capone were appointed to such positions pursuant to appointment rights granted under EZchip Technologies’ articles of association. On December 3, 2007, Mr. Humes and Ms. Capone resigned from such positions.

Until December 5, 2007, Ms. Julia Feldman, a Vice President of Goldman, Sachs & Co., served as an observer to the board of directors of our subsidiary EZchip Technologies. Ms. Feldman was appointed to such position pursuant to appointment rights granted under EZchip Technologies’ articles of association. On December 5, 2007, Ms. Feldman resigned from such position.

Financing. In July 2005, the GS Funds and JK&B Funds invested an aggregate of $1.8 million in our subsidiary, EZchip Technologies, in exchange for preferred shares of EZchip Technologies. These preferred shares of EZchip Technologies were exchanged for our ordinary shares on January 22, 2008.

MATERIAL TAX CONSIDERATIONS

Israeli Tax Considerations

The following is a summary of the principal Israeli tax laws applicable to us, of the Israeli Government programs from which we benefit, and of Israeli foreign exchange regulations. This section also contains a discussion of material Israeli tax consequences to our shareholders who are not residents of Israel. This summary does not discuss all aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances, or to some types of investors subject to special treatment under Israeli law. Examples of investors subject to special treatment under Israeli law include residents of Israel, traders in securities, or persons who own, directly or indirectly, 10% or more of our outstanding voting capital, all of whom are subject to special tax regimes not covered in this discussion. Some parts of this discussion are based on new tax legislation that has not been subject to judicial or administrative interpretation. The discussion should not be construed as legal or professional tax advice and does not cover all possible tax consequences.

You are urged to consult your own tax advisor as to the Israeli and other tax consequences of the purchase, ownership and disposition of our ordinary shares, including, in particular, the effect of any non-Israeli, state or local taxes.

General corporate tax structure in Israel

Israeli companies are generally subject to corporate tax at the rate of 26% in 2009 and it will be reduced to 25% in 2010. Pursuant to tax reform legislation adopted in July 2009, the corporate tax rate is to undergo further staged reductions to 18% by the year 2016. In order to implement these reductions, the corporate tax rate is scheduled to decline to 24% in 2011, 23% in 2012, 22% in 2013, 21% in 2014, 20% in 2015 and 18% in 2016 and thereafter. However, as discussed below, the rate may be effectively reduced for income derived from an Approved Enterprise and Privileged Enterprise.

Israeli companies are generally subject to capital gains tax at a rate of 25% for capital gains after January 1, 2003.

Law for the Encouragement of Capital Investments, 1959

EZchip Technologies’ facilities in Israel have been granted Approved Enterprise status under the Law for the Encouragement of Capital Investments, 1959, commonly referred to as the Investment Law. The Investment Law provides that capital investments in a production facility (or other eligible assets) may be designated as an Approved Enterprise and Privileged Enterprise. Until 2005, the designation required advance approval from the Investment Center of the Israel Ministry of Industry, Trade and Labor. Each certificate of approval for an Approved Enterprise relates to a specific investment program, delineated both by the financial scope of the investment and by the physical characteristics of the facility or the asset.

Under the Approved Enterprise program, a company is eligible for governmental grants. The tax benefits under such program are generally limited to 12 years from commencement of operation or 14 years from the date of the approval, whichever is earlier. A company may elect to receive an alternative package comprised of tax benefits, referred to as the Alternative Track, rather than grants. Under the Alternative Track, a company’s undistributed income derived from an Approved Enterprise is exempt from corporate tax for an initial period (two to ten years, depending on the geographic location of the Approved Enterprise within Israel). The exemption begins in the first year that the company realizes taxable income from the Approved Enterprise. There is no year limitation to the Alternative Track. As of September 30, 2009, we had not generated any income under the provisions of the Investment Law.

On April 1, 2005, an amendment to the Investment Law came into effect. The amendment revised the criteria for investments qualified to receive tax benefits. An eligible investment program under the amendment will qualify for benefits as a Privileged Enterprise (rather than the previous terminology of Approved Enterprise). Among other things, the amendment provides tax benefits to both local and foreign investors and simplifies the approval process. The period of tax benefits for a new Privileged Enterprise commences in the “Year of Commencement.” This year is the later of (1) the year in which taxable income is first generated by a company, or (2) a year selected by the company for commencement, on the condition that the company meets certain provisions provided by the Investment Law, referred to as the Year of Election. The amendment does not apply to investment programs approved prior to December 31, 2004, and applies to new investment programs only. Therefore, our Approved Enterprise program is not subject to the provisions of the amendment, but our Privileged Enterprise program is.

Tax benefits are available under the amendment to production facilities (or other eligible facilities), which are generally required to derive more than 25% of their business income from export. In order to receive the tax benefits, the amendment states that the company must make an investment in the Privileged Enterprise exceeding a certain percentage or a minimum amount specified in the Investment Law. Such investment may be made over a period of no more than three years ending at the end of the year in which the company requested to have the tax benefits apply to the Privileged Enterprise, referred to as the (the Year of Election). Where the company requests to have the tax benefits apply to an expansion of existing facilities, then only the expansion will be considered a Privileged Enterprise and the company’s effective tax rate will be the result of a weighted combination of the applicable rates. In this case, the minimum investment required in order to qualify as a Privileged Enterprise is required to exceed a certain percentage or a minimum amount of the company’s production assets before the expansion.

The duration of tax benefits is subject to a limitation of the earlier of seven to ten years from the Year of Commencement, or 12 years from the first day of the Year of Election. The tax benefits granted to a Privileged Enterprise are determined according to one of the following tax routes:

•	Similar to the currently available Alternative Track for an Approved Enterprise program, exemption from corporate tax on undistributed income for a period of two to ten years, depending on the geographic location of the Privileged Enterprise within Israel, and a reduced corporate tax rate of 10% to 25% for the remainder of the benefits period, depending on the level of foreign investment in each year. Benefits may be granted for a term of seven to ten years, depending on the level of foreign investment in the company. If the company pays a dividend out of income derived from the Privileged Enterprise during the tax exemption period, such income will be subject to corporate tax at the applicable rate (10%-25%) in respect of the gross amount of the dividend that we may distribute. The company is required to withhold tax at the source at a rate of 15% from any dividends distributed from income derived from the Privileged Enterprise; and

•	A special tax route, which enables companies owning facilities in certain geographical locations in Israel to pay corporate tax at the rate of 11.5% on income of the Privileged Enterprise. The benefits period is ten years. Upon payment of dividends, the company is required to withhold tax at source at a rate of 15% for Israeli residents and at a rate of 4% for foreign residents.

The amendment will apply to approved enterprise programs in which the Year of Election under the Investment Law is 2004 or later, unless such programs received approval from the Investment Center on or prior to December 31, 2004, in which case the amendment provides that terms and benefits included in any certificate of approval already granted will remain subject to the provisions of the law as they were on the date of such approval.

If a company distributes dividends from tax-exempt Approved/Privileged Enterprise income, the company will be taxed on the otherwise exempt income at the same corporate tax rate that applies to it.

Currently we have two approved programs under the Investments Law, which entitle us to tax benefits. The first program pursuant to the Investment Law, as in effect prior to the amendment (Approved Enterprise) and the second program pursuant to the Investment Law, as in effect after the amendment (Privileged Enterprise). Both approved programs are subject to the alternative track provisions pursuant to which undistributed income derived from the programs is exempt from tax for a ten year period. The exemption period for our approved programs starts in the first year in which we generate taxable income from the Approved Enterprise/Privileged Enterprise, subject to certain conditions. As mentioned above, the year’s limitation does not apply to the exemption period for the Approved Enterprise/ Privileged Enterprise.

We and EZchip Technologies intend to continue to elect our investments in productive assets as Privileged Enterprise programs, but we cannot assure you that we will do so or that we will be successful. We intend to reinvest the entire amount of our tax-exempt income and not to distribute this income as a dividend.

The benefits available to an Approved/Privileged Enterprise are conditioned upon terms stipulated in the Investment Law and the related regulations (which include making specified investments in property and equipment, and financing a percentage of these investments with share capital), and the criteria set forth in the applicable certificate of approval. If EZchip Technologies does not fulfill these conditions in whole or in part, the benefits can be cancelled and it may be required to refund the amount of the benefits, linked to the Israeli consumer price index plus interest. We believe that EZchip Technologies’ Approved Enterprise and Privilege Enterprise programs currently operate in compliance with all applicable conditions and criteria, but we cannot assure you that they will continue to do so.

As a result of the amendment to the Investment Law in April 2005, tax-exempt income generated under the provisions of the amended law will subject us to taxes upon distribution or liquidation and we may be required to record deferred tax liability with respect to such tax-exempt income. As of September 30, 2009, we had not generated any income under the provisions of the new law.

Law for Encouragement of Research and Development in the Industry, 1984

Since April 2006, our research and development efforts have been financed, in part, through grants from the Office of the Chief Scientist, or the OCS, under our approved plans in accordance with the Israeli Law for Encouragement of Research and Development in the Industry, 1984, or the R&D Law. Through September 30, 2009, we had applied and received approval for grants totaling $9.1 million from the OCS. Under Israeli law and the approved plans, royalties on the revenues derived from sales of any of our products incorporating OCS funded know-how (including ancillary services) are payable to the Israeli government, generally at the rate of 4.0% during the first three years and 4.5% beginning with the fourth year, up to the amount of the received grants as adjusted for fluctuation in the U.S. dollar/NIS exchange rate. Royalties are paid on our consolidated revenues. With respect to royalties for revenues derived from the partnership with Marvell, royalties to the OCS will be calculated based on Marvell’s sale price to the customer. The grants also bear interest equal to the 12-month London Interbank Offered Rate applicable to dollar deposits that is published on the first business day of each calendar year.

The government of Israel does not own proprietary rights in knowledge developed using its funding and there is no restriction related to such funding on the export of products manufactured using the know-how. The know-how is, however, subject to other legal restrictions, including the obligation to manufacture the product based on the know-how in Israel and to obtain the OCS’s consent to transfer the know-how to a third party, whether in or outside Israel. These restrictions may impair our ability to outsource manufacturing or enter into similar arrangements for those products or technologies and they continue to apply even after we have paid the full amount of royalties payable for the grants.

The R&D Law provides that the consent of the OCS for the transfer outside of Israel of know-how derived out of an approved plan may only be granted under special circumstances and subject to fulfillment of certain conditions specified in the R&D Law as follows:

•	the grant recipient pays to the OCS a portion of the sale price paid in consideration for such OCS-funded know-how (according to certain formulas), except if the grantee receives from the transferee of the know-how an exclusive, irrevocable, perpetual unlimited license to fully utilize the know-how and all related rights;

•	the grant recipient receives know-how from a third party in exchange for its OCS funded know-how; or

•	such transfer of OCS funded know-how arises in connection with certain types of cooperation in research and development activities.

As of September 30, 2009, we had an outstanding contingent obligation to pay royalties in the amount of approximately $8.8 million.

Law for the Encouragement of Industry (Taxes), 1969

We believe that EZchip Technologies currently qualifies as an Industrial Company within the meaning of the Law for the Encouragement of Industry (Taxes), 1969 (the Industrial Encouragement Law). The Industrial Encouragement Law defines an Industrial Company as a company that is resident in Israel and that derives at least 90% of its income in any tax year, other than income from defense loans, capital gains, interest and dividends, from an enterprise whose major activity in a given tax year is industrial production.

The following are the principal corporate tax benefits that are available to Industrial Companies:

•	amortization of the cost of purchased know-how and patents over an eight-year period for tax purposes,

•	accelerated depreciation rates on equipment and buildings,

•	under specified conditions, an election to file consolidated tax returns with related Israeli Industrial Companies, and

•	expenses related to a public offering are deductible in equal amounts over three years.

Eligibility for the benefits under the Industry Encouragement Law is not subject to receipt of prior approval from any governmental authority. We cannot assure you that we qualify or will continue to qualify as an Industrial Company or that the benefits described above will be available in the future.

Taxation of Shareholders on Receipt of Dividends

Taxation of Non-Israeli Shareholders

Under Israeli tax law, a distribution of dividends from income attributable to an Approved/Privileged Enterprise will be subject to tax in Israel at the rate of 15%, which is withheld and paid by the company paying the dividend, if the dividend is distributed during the benefits period or within the following 12 years (but the 12-year limitation does not apply to a Foreign Investors Company). Any distribution of dividends from income that is not attributable to an Approved/Privileged Enterprise will be subject to tax in Israel at the rate of 25%, except dividends distributed to an individual or foreign corporation who is deemed “a non-significant shareholder”, which are subject to tax at the rate of 20%.

Under the United States-Israel tax treaty, the maximum tax on dividends paid to a holder of the ordinary shares who is a United States resident is 25%. Dividends received by a United States company that holds at least 10% of our voting rights will be subject to withholding tax at the rate of 12.5%, provided certain other conditions in the tax treaty are met (or at the tax rate of 15% in respect of dividends paid from income attributable to our Approved Enterprise/Privileged Enterprise).

Taxation of Israeli Shareholders

Israeli resident individuals are generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares, other than bonus shares (share dividends) or stock dividends, at the rate of 20%, or 25% for a shareholder who holds, directly or indirectly, alone or together with others, 10% or more of one of the Israeli resident company’s means of control (a “Significant Shareholder”), at any time during the 12-month period preceding such distribution. Dividends paid on our ordinary shares to Israeli companies (which are not derived from income attributable to an Approved/Privileged Enterprise) are exempt from such tax, except for dividends distributed from income derived outside of Israel, which are subject to the 25% tax rate.

Dividends paid from income derived from attributable to an Approved/Privileged Enterprise are subject to tax, which is withheld at the source, at the rate of 15%. We cannot assure you that we will designate the profits that are being distributed in a way that will reduce shareholders’ tax liability to this tax rate.

Withholding Tax at Source from Dividend Distributed by an Israeli Resident Company

An Israeli resident company whose shares are listed on a stock exchange is obligated to withhold tax upon the distribution of a dividend from the amount distributed at the following rates:

If the dividend is distributed from income attributed to an Approved Enterprise/Privileged Enterprise:

•	Israeli resident corporation—15%.

•	Israeli resident individual—15%.

•	Non-Israeli resident—15%, subject to a reduced tax rate under the provisions of an applicable double tax treaty.

If the dividend is distributed from income not attributed to an Approved Enterprise/Privileged Enterprise:

•	Israeli resident corporation—0%.

•	Israeli resident individual—20%.

•	Non-Israeli resident—20%, subject to a reduced tax rate under the provisions of an applicable double tax treaty.

Capital Gains Tax

General

Capital gains tax is imposed on the disposal of capital assets by an Israeli resident and on the disposal of such assets by a non-Israeli resident if those assets either (i) are located in Israel; (ii) are shares or rights to shares in an Israeli resident corporation; or (iii) represent, directly or indirectly, rights to assets located in Israel. The Israeli Tax Ordinance distinguishes between “Real Gain” and the “Inflationary Surplus.” Real Gain is the excess of the total capital gains over Inflationary Surplus computed generally on the basis of the increase in the Israeli consumer price index between the date of purchase and the date of disposal.

Inflationary Surplus that accrued until December 31, 1993, is subject to a tax rate of 10%, while Inflationary Surplus that accrued after this date is exempt from any tax.

Capital Gains Tax Applicable to Israeli Resident Shareholders

The capital gains accrued upon the sale of an asset purchased on or after January 1, 2003, will be taxed as follows (a broker or any person to whom such gain may be deemed as a “business income” may be subject to different tax rates than those prescribed below):

•	Individual—The real capital gains will be generally subject to tax at the rate of 20%. If the shareholder is either a Significant Shareholder, at the time of sale or at any time during the preceding 12 month period, or he claimed deduction of financing expenses in respect of such gain, the real capital gains will be taxed at the rate of 25%.

•	Corporation—The real capital gains generated by corporation will be generally subject to tax at the rate of 25%. However, the real capital gain generated from sale of shares by a corporation, which was subject upon August 10, 2005, to the provisions of Section 6 of the Inflationary Adjustment Law, will be taxed at the corporate tax rate (26% in 2009, 25% in 2010).

Capital Gains Tax Applicable to Non-Israeli Resident Shareholders

Non-Israeli shareholders are generally exempt under the provisions of the Israeli Income Tax Ordinance from Israeli capital gains tax on the capital gains generated from the sale of EZchip ordinary shares provided that the following cumulative conditions are met: (i) the EZchip ordinary shares were purchased upon or after the listing of the EZchip ordinary shares on the stock exchange; (ii) the seller does not have a permanent establishment in Israel to which the capital gains is attributed; and (iii) if the seller is a corporation, less than 25% of its, direct and indirect, shareholders and beneficiaries are Israeli residents.

The real capital gains generated upon sale of the EZchip ordinary shares by a non-Israeli resident may be exempt form Israeli capital gains tax even if the EZchip ordinary shares were purchased prior to their listing on the stock exchange, provided that the following cumulative conditions are met: (i) the gain from the sale of the EZchip ordinary shares is not attributed to a permanent establishment of the seller in Israel; (ii) the seller was a resident of a country with which the State of Israel has a double tax treaty (“Contracting State”) during all the consecutive ten years prior to the purchase of the EZchip ordinary shares; if the seller is an entity, then 75% of any of its means of control should be held, directly or indirectly, by individuals who are residents of a Contracting State during those consecutive 10 years; (iii) the purchase of the EZchip ordinary shares was made from July 1, 2005 until December 31, 2008; (iv) within 30 days from the date of purchase of the EZchip ordinary shares a report on the purchase was filed with the Israeli Tax Authority; (v) the seller reported the sale to the tax authority of his resident country; and (vi) the purchase of the EZchip ordinary shares has not been carried out from a related party or through a tax free re-organization.

In addition, the sale of the EZchip ordinary shares may be exempt from Israeli capital gains tax under the provisions of an applicable double tax treaty. Thus, the U.S.-Israel Double Tax Treaty exempts U.S. resident from Israeli capital gain tax in connection with such sale, provided the following cumulative conditions are met: (i) the

U.S. resident owned, directly or indirectly, less than 10% of an Israeli resident company’s voting power at any time within the 12—month period preceding such sale; (ii) the seller, being an individual, is present in Israel for a period or periods of less than 183 days during the taxable year; and (iii) the capital gain from the sale was not generated through a permanent establishment of the U.S. resident in Israel.

A broker or any person to whom the gain from the sale of EZchip ordinary shares may be deemed as a “business income”, may not be entitled to the exemptions listed above.

Foreign Exchange Regulations

Dividends, if any, paid to the holders of our ordinary shares, and any amounts payable upon our dissolution, liquidation or winding up, as well as the proceeds of any sale in Israel of our ordinary shares to an Israeli resident, may be paid in non-Israeli currency. If these amounts are paid in Israeli currency, they may be converted into freely repatriable U.S. dollar at the rate of exchange prevailing at the time of conversion. In addition, the statutory framework for the potential imposition of exchange controls has not been eliminated, and may be restored at any time by administrative action.

U.S. Federal Income Tax Considerations

The following summary sets forth the material U.S. federal income tax consequences applicable to the following persons who purchase, hold or dispose of ordinary shares (“U.S. Shareholders”): (i) citizens or residents (as defined for U.S. federal income tax purposes) of the United States; (ii) corporations, or other entities taxable as corporations for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; (iii) estates, the income of which is subject to U.S. federal income taxation regardless of its source; and (iv) trusts, if (a) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (b) a valid election is in effect under applicable Treasury regulations to be treated as a U.S. person. This discussion is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof, and all of which are subject to change either prospectively or retroactively. This discussion generally considers only U.S. Shareholders that will hold the ordinary shares as capital assets for U.S. federal income tax purposes and does not consider (a) all aspects of U.S. federal income taxation that may be relevant to particular U.S. Shareholders by reason of their particular circumstances (including potential application of the alternative minimum tax), (b) U.S. Shareholders subject to special treatment under the U.S. federal income tax laws, such as financial institutions, insurance companies, broker-dealers, persons who become U.S. Shareholders by virtue of exercising options, or who otherwise received our ordinary shares as consideration for the performance of services, and tax-exempt organizations, (c) U.S. Shareholders owning, directly or by attribution, 10% or more of our outstanding voting shares, (d) U.S. Shareholders who hold the ordinary shares as part of a hedging, straddle or conversion transaction, or appreciated financial position, (e) U.S. Shareholders who acquire their ordinary shares in a compensatory transaction, (f) U.S. Shareholders whose functional currency is not the U.S. dollar, or (g) any aspect of state, local or non-U.S. tax law.

If a partnership or an entity treated as a partnership for U.S. federal income tax purposes owns ordinary shares, the U.S. federal income tax treatment of a partner in such a partnership will generally depend upon the status of the partner and the activities of the partnership. A partnership that owns ordinary shares and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of holding and disposing of ordinary shares.

THE FOLLOWING SUMMARY DOES NOT ADDRESS THE IMPACT OF A U.S. SHAREHOLDER’S INDIVIDUAL TAX CIRCUMSTANCES. ACCORDINGLY, EACH U.S. SHAREHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF AN INVESTMENT IN THE ORDINARY SHARES, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL OR NON-U.S. TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS.

Distributions Paid on the Ordinary Shares

Subject to the discussion of the passive foreign investment company rules below, a U.S. Shareholder generally will be required to include in gross income as dividend income, the amount of any distributions paid in respect of the ordinary shares (including the amount of any Israeli taxes withheld therefrom) to the extent that such distributions are paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Distributions in excess of such earnings and profits will be treated first as a non-taxable return of capital reducing the U.S. Shareholder’s tax basis in the ordinary shares to the extent of the distributions, and then as capital gain from a sale or exchange of such ordinary shares. Such dividends will generally not qualify for the dividends received deduction available to corporations. The amount of any cash distribution paid in NIS will equal the U.S. dollar value of the distribution, calculated by reference to the spot exchange rate in effect on the date of the distribution, regardless of whether the payment is in fact converted into U.S. dollars on that day. A U.S. Shareholder generally will recognize foreign currency gain or loss (which is treated as ordinary income or loss from sources within the United States) upon the subsequent disposition of NIS.

Subject to certain conditions and complex limitations, any Israeli tax withheld or paid with respect to dividends on the ordinary shares will generally be eligible for credit against a U.S. Shareholder’s U.S. federal income tax liability at such U.S. Shareholder’s election. The Code provides limitations on the amount of foreign tax credits that a U.S. Shareholder may claim, including extensive separate computation rules under which foreign tax credits allowable with respect to specific categories of income cannot exceed the U.S. federal income taxes otherwise payable with respect to each such category of income. U.S. Shareholders that do not elect to claim a foreign tax credit may instead claim a deduction for Israeli income tax withheld or paid, but only for a year in which such U.S. Shareholders elect to do so for all non-U.S. income taxes. Dividends with respect to the ordinary shares will generally be classified as foreign source “passive category income” or, in the case of certain U.S. Shareholders “general category income” for the purpose of computing a U.S. Shareholder’s foreign tax credit limitations for U.S. foreign tax credit purposes. Further, there are special rules for computing the foreign tax credit limitation of a taxpayer who receives dividends subject to a reduced tax rate, see discussion below. The rules relating to foreign tax credits are complex, and each U.S. Shareholder should consult his or her tax advisor to determine whether he or she would be entitled to this credit.

Subject to certain limitations, “qualified dividend income” received by a noncorporate U.S. Holder in tax years beginning on or before December 31, 2010 will be subject to tax at a reduced maximum tax rate of 15 percent. Distributions taxable as dividends paid on the ordinary shares should qualify for the 15 percent rate provided that either: (i) EZchip Semiconductor is entitled to benefits under the income tax treaty between the United States and Israel (the “Treaty”) or (ii) the ordinary shares are readily tradable on an established securities market in the United States and certain other requirements are met. We believe that EZchip Semiconductor is entitled to benefits under the Treaty and that the ordinary shares currently are readily tradable on an established securities market in the United States. However, no assurance can be given that the ordinary shares will remain readily tradable. The rate reduction does not apply unless certain holding period requirements are satisfied. With respect to the ordinary shares, the U.S. Holder must have held such shares for at least 61 days during the 121-day period beginning 60 days before the ex-dividend date. The rate reduction also does not apply to dividends received from passive foreign investment companies, see discussion below, or in respect of certain hedged positions or in certain other situations. The legislation enacting the reduced tax rate contains special rules for computing the foreign tax credit limitation of a taxpayer who receives dividends subject to the reduced tax rate. U.S. Holders of ordinary shares should consult their own tax advisors regarding the effect of these rules in their particular circumstances.

Sale, Exchange or Other Disposition of the Ordinary Shares

Subject to the discussion of the passive foreign investment company rules below, the sale, exchange or other disposition of ordinary shares will generally result in the recognition of capital gain or loss in an amount equal to the difference between the amount realized on the sale or exchange and the U.S. Shareholder’s tax basis in the ordinary shares (determined in U.S. dollars). Such gain or loss generally will be long-term capital gain or loss if the U.S. Shareholder’s holding period of the ordinary shares exceeds one year at the time of the disposition. Gain or loss recognized by a U.S. Shareholder on a sale or exchange of ordinary shares generally will be treated as U.S. source gain or loss for U.S. foreign tax credit purposes. Under the Treaty, gain derived from the sale, exchange or other disposition of ordinary shares by a holder who is a resident of the United States for purposes of the Treaty and who sells the ordinary shares within Israel may be treated as foreign source income for U.S. foreign tax credit purposes.

In the case of a cash basis U.S. Shareholder who receives NIS in connection with the sale or disposition of ordinary shares, the amount realized will be based on the U.S. dollar value of the NIS received with respect to the ordinary shares as determined on the settlement date of such exchange. A U.S. Shareholder who receives payment in NIS and converts NIS into United States dollars at a conversion rate other than the rate in effect on the settlement date may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss.

An accrual basis U.S. shareholder may elect the same treatment required of cash basis taxpayers with respect to a sale or disposition of ordinary shares, provided that the election is applied consistently from year to year. Such election may not be changed without the consent of the Internal Revenue Service. In the event that an accrual basis U.S. Shareholder does not elect to be treated as a cash basis taxpayer (pursuant to the Treasury regulations applicable to foreign currency transactions), such U.S. Shareholder may have a foreign currency gain or loss for U.S. federal income tax purposes because of differences between the U.S. dollar value of the currency received prevailing on the trade date and the settlement date. Any such currency gain or loss would be treated as ordinary income or loss and would be in addition to gain or loss, if any, recognized by such U.S. Shareholder on the sale or disposition of such ordinary shares.

Passive Foreign Investment Company Status

For U.S. federal income tax purposes, a foreign corporation will be classified as a passive foreign investment company, or a PFIC, if, for any taxable year, either (i) 75% or more of its gross income in the taxable year is passive income, or (ii) 50% or more of the average value of its gross assets in the taxable year, calculated quarterly by value, produce or are held for the production of passive income. For this purpose, passive income includes dividends, interest, royalties, rents, annuities and the excess of gain over losses from the disposition of assets which produce passive income.

Although not free from doubt, based on our current and projected income, assets and activities, we believe that we are not currently a PFIC nor do we expect to become a PFIC in the foreseeable future. However, there can be no assurance that we will not in fact be considered to be a PFIC for our current taxable year or any other subsequent year because (i) the determination of whether or not we are a PFIC will be based on the composition of our income and assets and can be definitively made only after the end of each taxable year, (ii) the value of our stock has been volatile historically, (iii) we own substantial amount of assets such as cash and marketable securities which are considered a passive asset for purposes of the PFIC rules and (iv) the legal and financial analysis to determine whether a company is a PFIC is not entirely clear. Therefore, there is no assurance that our belief regarding PFIC status will not be challenged by the U.S. Internal Revenue Service, or the IRS, or that a court will not sustain such challenge.

If we were a PFIC for any taxable year during a U.S. Shareholder’s holding period, dividends would not qualify for the reduced maximum tax rate, discussed above, and, if the U.S. Shareholder did not timely elect to treat the Company as a “qualified electing fund” under Section 1295 of the Code or elect to “mark to market” the ordinary shares (each as discussed below), the U.S. Shareholder would be subject to special tax rules on the receipt of an “excess distribution” on the ordinary shares (generally, a distribution to the extent it exceeds 125% of the average annual distributions in the prior three years) and on gain from the disposition of the ordinary shares. Under these rules, the excess distribution and any gain would be allocated ratably over the U.S. Shareholder’s holding period in the ordinary shares, the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which we are a PFIC would be taxed as ordinary income, the amount allocated to each of the other taxable years would be subject to tax at the highest marginal rate in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed on the resulting tax allocated to such other taxable years. The tax liability with respect to amounts allocated to years prior to the year of the disposition or “excess distribution” would not be offset by any net operating losses. Additionally, if we are deemed to be a PFIC, a U.S. Shareholder who acquires our ordinary shares from a decedent generally will be denied the normally available step-up in tax basis to fair market value for the ordinary shares at the date of the death, and instead will have a tax basis equal to the decedent’s tax basis if lower than fair market value.

U.S. Shareholders may avoid taxation under the rules described above by making (i) a “qualified electing fund” election for the first taxable year in which we are a PFIC to include such U.S. Shareholder’s share of our ordinary earnings and net capital gain on a current basis or (ii) a “deemed sale” election in a subsequent year, along with a qualified electing fund election, if we are still classified as a PFIC. A qualified electing fund election remains in effect until revoked by the IRS. You will not be able to make a qualified electing fund election unless we comply with certain applicable information reporting requirements.

U.S. Shareholders holding “marketable stock” (which we consider our ordinary shares to be) in a PFIC may make an election to “mark-to-market” the ordinary shares annually, rather than be subject to the above-described rules. Under such election, the U.S. Shareholder will include in income each year any excess of the fair market value of the PFIC stock at the close of each taxable year over the U.S. Shareholder’s adjusted basis in such stock. The U.S. Shareholder will generally be allowed an ordinary deduction for the excess, if any, of the adjusted basis of the PFIC stock over its fair market value as of the close of the taxable year, or the amount of any net mark-to-market gains recognized for prior taxable years, whichever is less. A U.S. Shareholder’s adjusted tax basis in the ordinary shares will generally be adjusted to reflect the amounts included or deducted under the mark-to-market election. Additionally, any amounts included in income pursuant to a mark-to-market election, as well as gain on the actual sale or other disposition of the PFIC stock, are treated as ordinary income. Ordinary loss treatment also applies to any loss recognized on the actual sale or disposition of PFIC stock to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included with respect to such stock. Gain or loss from the disposition of ordinary shares (as to which a “mark-to-market” election was made) in a year in which we are no longer a PFIC, will be capital gain or loss. An election to mark-to-market generally will apply to the taxable year in which the election is made and all subsequent taxable years.

If a U.S. Shareholder makes one of these two elections, distributions and gain generally will not be recognized ratably over the U.S. Shareholder’s holding period or be subject to an interest charge as described above. Further, the denial of basis step-up at death described above generally will not apply. A U.S. Shareholder making one of these two elections may experience current income recognition, even if no cash is distributed by us.

We will notify U.S. Shareholders in the event that we conclude that we will be treated as a PFIC for any taxable year.

BOTH ELECTIONS ARE SUBJECT TO A NUMBER OF SPECIFIC RULES AND REQUIREMENTS, AND U.S. SHAREHOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THESE ELECTIONS IF WE BECOME A PFIC.

Backup Withholding and Information Reporting

Under certain circumstances, U.S. information reporting and/or backup withholding of U.S. federal income tax (currently at the rate of 28%) on dividends received on, and the proceeds of the dispositions of, the ordinary shares may apply to U.S. Shareholders. A backup withholding tax may apply to such payments if the beneficial owner fails to provide a correct taxpayer identification number to the paying agent and to comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding tax will be allowed as a refund or credit against the U.S. Shareholder’s U.S. federal income tax liability, provided that certain required information is furnished to the IRS.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, we and the selling shareholders have agreed to sell to Jefferies & Company, Inc., the sole underwriter, and the underwriter has agreed to purchase from us and the selling shareholders the respective numbers of ordinary shares indicted below at the public offering price, less discounts and underwriting commissions, as set forth on the cover page of this prospectus supplement:

	Number of Company	Number of Selling
Underwriter	Shares	Shareholder Shares

Jefferies & Company, Inc.	712,618	3,150,432
Total:	712,618	3,150,432

The underwriter is offering the ordinary shares subject to its acceptance of the ordinary shares from us and subject to prior sale. The underwriting agreement provides that the underwriter’s obligation to purchase and accept delivery of our ordinary shares offered by this prospectus supplement are subject to the approval of certain legal matters by its counsel and also depends on the satisfaction of the conditions contained in the underwriting agreement, including that: (i) the representations and warranties made by us and the selling shareholders to the underwriter are true; (ii) there has been no material adverse change in our condition; and (iii) we and the selling shareholders deliver customary closing documents to the underwriter.

Option to Purchase Additional Shares

The selling shareholders have granted to the underwriter an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase, in whole or in part, from the selling shareholders, up to an aggregate of 472,565 additional ordinary shares, and we have granted to the underwriter an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase, in whole or in part, from us, subject to the exercise in full of the underwriter’s option with respect to the shares of the selling shareholders, up to an aggregate of 106,893 additional ordinary shares, in each case at the public offering price, less the underwriting discounts and commissions, set forth on the cover page of this prospectus supplement The underwriter may exercise the option only to cover over-allotments, if any, made in connection with the sale of the ordinary shares offered by us and the selling shareholders. Discounts and commissions will be paid, and proceeds will be received, by the applicable selling party.

Commission, Discounts and Expenses of the Offering

Ordinary shares offered by the underwriter to the public will initially be offered at the initial offering price set forth on the cover of this prospectus supplement. If all the ordinary shares are not sold at the initial offering price, the underwriter may change the offering price and the other selling terms. The following table summarizes the public offering price per share and the underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriter of its over-allotment option.

Total
With
	Per Share	Without Over-Allotment	Over-Allotment

Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$
Proceeds, before expenses, to selling shareholders	$	$	$

Upon execution of the underwriting agreement, the underwriter will be obligated to purchase the ordinary shares at the price and upon the terms stated therein and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms.

The selling shareholders will reimburse us for a portion of the expenses we incur in this offering pursuant to an agreement among the selling shareholders and us. Following such reimbursement, we expect that the total expenses payable by us in this offering, excluding underwriting discounts and commissions, will be approximately $200,000.

Indemnification

We and the selling shareholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriter may be required to make in respect of those liabilities.

We have agreed to indemnify the selling shareholders against certain liabilities, including some liabilities under the Securities Act, and the selling shareholders have agreed to indemnify us against certain liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholders specifically for use in this prospectus.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Lock-up Agreements

Our directors, executive officers, certain of our employees and the selling shareholders have agreed, with limited exceptions, for a period of 75 days after the date of this prospectus supplement, subject to extension under certain circumstances, not to, without the prior written consent of the underwriter, directly or indirectly, sell, offer, contract or grant any option to sell, or otherwise dispose of any of our ordinary shares or securities convertible into or exchangeable or exercisable for any of our ordinary shares, or publicly announce the undersigned’s intention to do any of the foregoing.

We have also agreed, with limited exceptions, for a period of 75 days after the date of this prospectus supplement, subject to extension under certain circumstances, not to, without the prior written consent of the underwriter, directly or indirectly, sell, offer, contract or grant any option to sell, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any of our ordinary shares, options, restrictive stock units, rights or warrants to acquire ordinary shares or securities exchangeable or exercisable for or convertible into ordinary shares or publicly announce the intention to do any of the foregoing, except that we may issue ordinary shares or grant options to purchase ordinary shares pursuant to the Employee Exchange Offer, grant options and restricted share units to purchase ordinary shares pursuant to our equity incentive plans existing as of the date of this prospectus supplement, or issue ordinary shares or shares of EZchip Technologies upon exercise of options or vesting of restricted share units, pursuant to any equity incentive plan, stock option, stock bonus or other stock plan or arrangement existing as of the date of this prospectus supplement, but only if the holders of such shares, options, or shares issued upon exercise of such options, if they are directors or executive officers of such company, agree in writing not to sell, offer, dispose of or otherwise transfer any such shares or options during the lock-up period without the prior written consent of the underwriter except pursuant to the Employee Exchange Offer.

The underwriter may, however, in its sole discretion and at any time or from time to time before the termination of the 75-day period referenced above, without notice, release all or any portion of the securities subject to lock-up agreements. This 75-day period may be extended under certain circumstances if (1) during the last 17 days of the 75-day period, we issue an earnings release or material news or a material event regarding us occurs or (2) prior to the expiration of the 75-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 75-day period. The period of such extension will be 18 days, beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Stabilization and Short Positions

The offering price of our ordinary shares may not correspond to the price at which our ordinary shares will trade in the public market subsequent to this offering.

In connection with this offering, the underwriter may engage in stabilizing transactions and overallotment transactions in accordance with Regulation M under the Securities Exchange Act of 1934.

Stabilizing transactions permit bids for or the purchase of the underlying security by the underwriter prior to the completion of the offering so long as the stabilizing bids do not exceed a specified maximum.

Overallotment transactions involve sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase in this offering, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over allotted by the underwriters is not greater than the number of shares that they may purchase in the over allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over allotment option. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

These stabilizing transactions and overallotment transactions may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of our ordinary shares. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ Global Market or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriters may also engage in passive market making transactions in our ordinary shares on the NASDAQ Global Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ordinary shares. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Transactions with Underwriter

The underwriter acted as the underwriter in connection with our public offering in 2007, and may, from time to time in the future, engage in transactions with and perform services for us in the ordinary course of its business.

Listing

Our ordinary shares are listed on the NASDAQ Global Market and on the Tel-Aviv Stock Exchange under the symbol “EZCH.”

Electronic Distribution

This prospectus supplement and the accompanying prospectus in electronic format may be made available on Internet sites or through other online services maintained by the underwriter or its affiliates.

Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriter’s designated website and any information contained in any other website maintained by the underwriter is not part of the prospectus or this prospectus supplement or the registration statement of which the prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (e) of the Order (all such persons together being referred to as “relevant persons”). The ordinary shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

The underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 or FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us, and

(b)	it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European Economic Area

To the extent that the offer of the ordinary shares is made in any Member State of the European Economic Area that has implemented the Prospectus Directive before the date of publication of a prospectus in relation to the ordinary shares which has been approved by the competent authority in the Member State in accordance with the Prospectus Directive (or, where appropriate, published in accordance with the Prospectus Directive and notified to the competent authority in the Member State in accordance with the Prospectus Directive), the offer (including any offer pursuant to this document) is only addressed to qualified investors in that Member State within the meaning of the Prospectus Directive or has been or will be made otherwise in circumstances that do not require us to publish a prospectus pursuant to the Prospectus Directive.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities,

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts, or

(c)	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The EEA selling restriction is in addition to any other selling restrictions set out below. In relation to each Relevant Member State, each purchaser of ordinary shares (other than the underwriters) will be deemed to have represented, acknowledged and agreed that it will not make an offer of ordinary shares to the public in any Relevant Member State, except that it may, with effect from and including the date on which the Prospectus Directive is implemented in the Relevant Member State, make an offer of ordinary shares to the public in that Relevant Member State at any time in any circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive, provided that such purchaser agrees that it has not and will not make an offer of any ordinary shares in reliance or purported reliance on Article 3(2)(b) of the Prospectus Directive. For the purposes of this provision, the expression an “offer of Shares to the public” in relation to any ordinary shares in any Relevant Member State has the same meaning as in the preceding paragraph.

Switzerland

Our ordinary shares may not and will not be publicly offered, distributed or re-distributed on a professional basis in or from Switzerland, and neither this prospectus supplement, the accompanying prospectus nor any other solicitation for investments in our ordinary shares may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of articles 652a or 1156 of the Swiss Federal Code of Obligations or of Article 2 of the Federal Act on Investment Funds of March 18, 1994. This prospectus supplement and the accompanying prospectus may not be copied, reproduced, distributed or passed on to others without the representatives’ prior written consent. This prospectus supplement and the accompanying prospectus are not a prospectus within the meaning of Articles 1156 and 652a of the Swiss Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the Swiss exchange and may not comply with the information standards required thereunder. We will not apply for a listing of our ordinary shares on any Swiss stock exchange or other Swiss regulated market and this prospectus supplement and the accompanying prospectus may not comply with the information required under the relevant listing rules. Our ordinary shares have not been and will not be approved by any Swiss regulatory authority. Our ordinary shares have not been and will not be registered with or supervised by the Swiss Federal Banking Commission, and have not been and will not be authorized under the Federal Act on Investment Funds of March 18, 1994. The investor protection afforded to acquirers of investment fund certificates by the Federal Act on Investment Funds of March 18, 1994 does not extend to acquirers of our ordinary shares.

Netherlands

Our ordinary shares may not be offered, sold, transferred or delivered in or from the Netherlands as part of their initial distribution or at any time thereafter, directly or indirectly, other than to, individuals or legal entities situated in the Netherlands who or which trade or invest in securities in the conduct of a business or profession (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, collective investment institution, central governments, large international and supranational organizations, other institutional investors and other parties, including treasury departments of commercial enterprises, which as an ancillary activity regularly invest in securities; hereinafter, “Professional Investors”), provided that in the offer, prospectus and prospectus supplement and in any other documents or advertisements in which a forthcoming offering of our ordinary shares is publicly announced (whether electronically or otherwise) in the Netherlands it is stated that such offer is and will be exclusively made to such Professional Investors. Individual or legal entities who are not Professional Investors may not participate in the offering of our ordinary shares, and this prospectus or prospectus supplement or any other offering material relating to our ordinary shares may not be considered an offer or the prospect of an offer to sell or exchange our ordinary shares.

Transfer Agent

The transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company, located at 59 Maiden Lane, Plaza Level, New York, NY 10038, Tel. 718-921-8275.

EXPERTS

The consolidated financial statements appearing in our Annual Report on Form 20-F for the year ended December 31, 2008, and the effectiveness of our internal control over financial reporting as of December 31, 2008 included in our Annual Report on Form 20-F have been audited by Kost, Forer, Gabbay & Kasierer, an independent registered public accounting firm and a member of Ernst & Young Global, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters in connection with the ordinary shares offered hereby will be passed upon for us by Naschitz, Brandes & Co., Tel-Aviv, Israel, our Israeli counsel. Certain legal matters in connection with this offering relating to United States law will be passed upon for us by Carter Ledyard & Milburn LLP, New York, New York. Certain legal matters concerning this offering relating to United States law will be passed upon for the underwriter by Proskauer Rose LLP, New York, New York. Certain legal matters concerning this offering relating to Israeli law will be passed upon for the underwriter by Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., Tel-Aviv, Israel.

Prospectus

EZCHIP SEMICONDUCTOR LTD.

$100,000,000
Ordinary Shares
Warrants
Debt Securities

3,622,997 Ordinary Shares

Offered by the Selling Shareholders

We may offer to the public from time to time in one or more series or issuances:

•	ordinary shares;

•	warrants to purchase ordinary shares or debt securities; or

•	debt securities consisting of debentures, notes or other evidences of indebtedness.

We refer to the ordinary shares, warrants and debt securities collectively as “securities” in this prospectus.

The securities we offer will have a total public offering price not to exceed $100,000,000.

This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update, or change information contained in this prospectus.

We may offer and sell these securities directly to our shareholders or to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions, or discounts. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus on page 13.

This prospectus may not be used by us to consummate a sale of securities unless accompanied by the applicable prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” and the documents incorporated or deemed to be incorporated by reference carefully before you make your investment decision.

In addition, the selling shareholders named in this prospectus or their transferees may offer, from time to time, and sell up to a total of 3,622,997 ordinary shares. We will not receive any proceeds from the sale of our ordinary shares by the selling shareholders. See “Selling Shareholders.”

Our ordinary shares are listed on the NASDAQ Global Market and on the Tel Aviv Stock Exchange under the symbol “EZCH.” On December 10, 2009, the last reported sale price of an ordinary share of our company on the NASDAQ Global Market was $12.65.

Investing in these securities involves certain risks. Please carefully consider the “Risk Factors” in Item 3(D) of our most recent Annual Report on Form 20-F incorporated by reference in this prospectus, the “Risk Factors” beginning on page 2 of this prospectus, and in any applicable prospectus supplement, for a discussion of the factors you should consider carefully before deciding to purchase these securities.

None of the Securities and Exchange Commission, the Israeli Securities Authority or any state securities commission has approved or disapproved of the securities being offered by this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 11, 2009.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling shareholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operation and prospects may have changed since that date.

In this prospectus, “we”, “us”, “our”, the “Company” and “EZchip Semiconductor” refer to EZchip Semiconductor Ltd., an Israeli company, and our major subsidiary, EZchip Technologies Ltd.

All references to “dollars” or “$” in this prospectus are to U.S. dollars, and all references to “shekels” or “NIS” are to New Israeli Shekels.

i

SUMMARY

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this process, we may sell from time to time any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $100,000,000 (or the equivalent denominated in foreign currencies or foreign currency units), and the selling shareholders may, from time to time, sell in one or more offerings, up to a total of 3,622,997 ordinary shares. This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus, and may also contain information about any material federal income tax considerations relating to the securities covered by the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

This summary may not contain all of the information that may be important to you. You should read this entire prospectus, including the financial data and related notes incorporated by reference in this prospectus, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause or contribute to such differences include those discussed in “Risk Factors” and “Forward-Looking Statements.”

EZchip Semiconductor Ltd.

We were incorporated as a limited liability company under the laws of the State of Israel in 1989. We changed our name from LanOptics Ltd. to EZchip Semiconductor Ltd. on July 22, 2008. Our business consists exclusively of the business of our subsidiary, EZchip Technologies Ltd., or EZchip Technologies, a company that is engaged in the development and marketing of Ethernet network processors for networking equipment.

Corporate Information

Our registered offices and our principal executive offices are located at 1 Hatamar Street, P.O. Box 527, Yokneam 20692, Israel, and our telephone number is +972-4-959-6666. Our address on the Internet is www.ezchip.com. The information contained on our website is not incorporated by reference and should not be considered as part of this prospectus.

RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk. Therefore, you should not invest in our securities unless you are able to bear a loss of your entire investment. You should carefully consider the following factors as well as the other information contained in this prospectus and in the other reports that we file with the SEC and that we incorporate by reference into this prospectus before deciding to invest in our securities. This prospectus and statements that we may make from time to time may contain forward-looking information. There can be no assurance that actual results will not differ materially from our expectations, statements or projections. Factors that could cause actual results to differ from our expectations, statements or projections include the risks and uncertainties relating to our business described below. The information in this prospectus is complete and accurate as of the date of this prospectus, but the information may change thereafter.

Risks Relating To Our Business

We depend on a very limited number of key customers and our principal customer is expected to reduce its purchases from us over time. If we are unable to maintain our relationship with these customers or if these customers significantly reduce the use of our NPUs in their systems, our future revenues and growth will be materially adversely affected.

We currently depend on a very limited number of key customers. Juniper Networks, a major tier-1 vendor of carrier Ethernet switches/routers, or CESRs, and currently our largest customer, accounted for approximately 55% of our 2008 revenues and approximately 52% of our revenues for the nine-month period ended September 30, 2009.

In October 2009, Juniper Networks announced its launch of a new family of processors and networking systems incorporating internally developed chips. We expect that over time, as this new family of Juniper Networks products replaces the products that incorporate our NPUs, Juniper Networks may significantly reduce or perhaps discontinue its purchases from us. Juniper Networks operates in the CESR segment, which is one of the five segments of the carrier Ethernet, or CE, market in which we operate.

Revenues from our other leading customer, which is a larger tier-1 vendor than Juniper Networks and which operates in several segments of the CE market, are not yet material and accounted for less than 10% of our revenues for the nine month period ended September 30, 2009.

It typically takes carriers at least one year to approve new products before installing them in their network. The ramp up during that period is difficult to predict and can cause revenue volatility that we occasionally see during the first year of production of a new platform. Once approved however, such products can ramp up quickly and be continuously purchased for a long period. For example, our NP-2 processors that started to ship in 2006, are still in the ramp up phase of their lifecycle, which is expected to continue through 2010, while sales of our NP-3 processors are now just initiating and are expected to start reaching meaningful levels in 2010.

We believe we will begin generating significant revenues from our other leading customer before Juniper Networks reduces or discontinues its purchases from us in the future, if and to the extent it elects to do so following its announcement of October 2009. However, due to the lengthy design and development cycle, and other matters beyond our control, it is difficult to predict when Juniper Networks will begin to reduce or discontinue its purchases from us, and when our other leading customer will enter a ramp up phase. Furthermore, we may not generate a significant level of revenues in the future from our other leading customer, who may purchase significantly lower quantities in the event the products that incorporate our network processors are not commercially successful, or due to global economic conditions or other conditions beyond our control.

In addition, our future revenues and growth will depend in large part on our relationship with other vendors in the CE market. If any of these vendors decide not to incorporate our products into their future CE products or to cease incorporating our network processors in their current products, or purchases significantly lower quantities than expected due to global economic conditions or otherwise, or if the products that incorporate our network processors are not commercially successful, our future revenues and the growth of our business will be materially adversely affected.

Continuing unfavorable global economic conditions could have a material adverse effect on our business, operating results and financial condition.

The recent crisis in the financial and credit markets in the United States, Europe and Asia has led to a global economic slowdown, with the economies of the United States and Europe showing significant signs of weakness. If the United States or European economy weakens further, carriers may reduce or postpone their technology spending significantly. This could result in reductions in sales of networking equipment that incorporate our products, longer sales cycles, slower implementation of new carrier Ethernet networks and increased price competition. Any of these events would likely harm our business, operating results and financial condition. If global economic and market conditions, or economic conditions in the United States, Europe or Asia or other key markets continue to deteriorate, our business, operating results and financial condition may be materially adversely affected.

We are dependent on the networking equipment market for our growth, and if it does not grow, then we will not be able to expand our business.

Although there are many companies operating in the networking equipment market, a significant portion of the market is controlled by a limited number of companies. The growth of our network processor business depends in part on increased acceptance and use of networking equipment that is developed and manufactured by companies with significant market share. We depend on the ability of our target customers, specifically those with a significant share of the networking equipment market, to develop new products and enhance existing products for the networking equipment market that incorporate our products and to introduce and promote their products successfully. The market for networking equipment depends in part upon the market’s acceptance of packet-based converged telecom networks, in particular carrier Ethernet networks, as well as 10 Gigabit and greater Ethernet technologies that enable the forwarding of data at a high speed. Ultimately, the development rate of these technologies may be slower than we anticipate. If the use of such networking equipment does not grow as we anticipate due to global market conditions or otherwise, if we are unsuccessful in maintaining our relationships with our current customers, specifically those with a significant share of the networking equipment market, and creating relationships with other target customers with significant market share, if our target customers do not incorporate our products into theirs, or if the products of our target customers that incorporate our network processors are not commercially successful, our growth will be impeded.

We have had a limited operating history in the network processor industry and our future financial results are difficult to predict.

Our future success will be subject to the risks we will encounter in the network processor industry. We have a limited operating history in the industry, with our first product sales in the second quarter of 2002 and total sales through September 30, 2009 of approximately $102 million. We have incurred operating losses in each of the last five fiscal years. Our limited operating history makes it difficult to evaluate the prospects of our business, particularly in light of the current global economic conditions. Moreover, the network processor industry is constantly evolving and is subject to technological and competitive forces beyond our control. Our ability to design and market products to meet customer demand and the revenue and income potential of our products and business are unproven. As an early stage company in the developing network processor industry, we face numerous risks and uncertainties. Some of these risks relate to our ability to:

•	expand and enhance our product offerings;

•	increase our revenues;

•	diversify our sources of revenue;

•	respond to technological changes;

•	respond to competitive market conditions; and

•	respond to global economic conditions.

If we fail to address these risks and uncertainties, our results of operations will be adversely affected.

We may experience difficulties or delays in the introduction of our new family of network processors and other new and enhanced products.

We recently announced a new family of network processors targeting Ethernet Access applications. Several models of the network processors, named NPA, were sampled in the fourth quarter of 2009. The NPA product family addresses the transition of carrier access from ATM/TDM based networks to Ethernet packet-based networks and the provisioning of triple-play services that command increased bandwidth and service guarantees to residential and business users. We may not be successful in developing, introducing and marketing these new offerings or in addressing all or any portion of the potential market for these offerings. We may experience difficulties that could delay or prevent the successful development, introduction and marketing of these offerings. Furthermore, our new offerings may not adequately meet the requirements of the marketplace or achieve market acceptance. If we do not timely develop and introduce these offerings or respond in a timely manner to changing market conditions, customer requirements or global economic conditions, the growth of our business may be adversely affected.

In addition, the development of our NP-4 and NPA network processors is a complex and uncertain process. We are engaged in the development of very advanced technologies. We may experience design, manufacturing, marketing and other difficulties that could delay the development or marketing of these network processors. The difficulties could result in reduced sales, loss of existing and potential customers, unexpected expenses or delays in the launch of these network processors, all which may adversely affect our results of operations.

Many of our competitors and potential competitors are much larger than us, and if we are unable to compete effectively we could lose our market share and revenues.

The market for network processors is intensely competitive, rapidly evolving and subject to rapid technological change. We believe that competition in this market will become more intense in the future and may cause price reductions, reduce gross margins and result in loss of market share, any one of which could significantly reduce our future revenue and increase our losses. Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition and significantly larger customer bases than we do. In addition, we face competition from current and prospective customers who may choose to develop their own network processors.

Additionally, many of our competitors also have well-established relationships with our prospective customers and suppliers and prospective customers may have competitive reasons to prefer our competitors. As a result of these factors, many of our competitors, either alone or with other companies, have significant influence in our target markets that could outweigh our technological advantage.

Our products may have defects, which could damage our reputation, decrease market acceptance of our products, cause us to lose customers and revenue, increase production costs and result in liability.

Highly complex products such as network processors may contain hardware or software defects or bugs. Often, these defects and bugs are not detected until after the products have been shipped. If any of our products contain defects, or have reliability, quality or compatibility problems, our reputation might be damaged significantly and customers might be reluctant to buy our products, which could result in the loss of or failure to attract customers. In addition, these defects could interrupt or delay sales. We may have to invest significant capital and other resources to correct these problems. If any of these problems are not found until after we have commenced commercial production of a new product, we might incur substantial additional development costs. If we fail to provide solutions to the problems, such as software patches, we could also incur product recall, repair or replacement costs. These problems might also result in claims against us by our customers or others. In addition, these problems might divert technical and other resources from other development efforts. Moreover, we would likely lose, or experience a delay in, market acceptance of the affected product or products, and we could lose credibility with our current and prospective customers. This is particularly significant as we are relatively a new entrant to a market dominated by large, well-established companies.

We may have to redesign our products to meet rapidly evolving industry standards and customer specifications, which could delay our production and increase our operating costs.

We operate in a market characterized by rapidly evolving industry standards, product obsolescence, and new manufacturing and design technologies. Many of the standards and protocols for our products are based on high speed networking technologies that have not been widely adopted or ratified by one of the standard setting bodies in our customers’ industry.

Our target customers, network equipment manufacturers, are likely to have varying requirements and may delay or alter their design demands during this standard-setting process. In response, we may have to redesign our products to suit these changing demands, which would likely delay the production of our future products and increase operating costs.

Because our products have lengthy design and development cycles, we could experience delays in generating revenues or cancellation of customer contracts.

We may never generate significant revenues from our newly developed products after incurring significant design and development expenditures. A customer may decide to cancel or change its product plans, which could cause us to generate no revenue from that customer and adversely affect our results of operations. A delay or cancellation of a customer’s plans could significantly adversely affect our financial results. Even after winning a design contract, a customer may not begin volume production of our equipment for a period of up to two years, if at all. Due to this lengthy design and development cycle, a significant period may elapse from the time we begin incurring expenses until the time we generate revenue from our products, during which market conditions may change. We have no assurances that our customers will ultimately market and sell their equipment incorporating our network processors, or that such efforts by our customers will be successful.

The loss of personnel could affect our ability to design and market our products.

To succeed, we must retain and hire technical personnel highly skilled in the design and test of functions used to develop Ethernet network processors and related software. The competition for such employees is intense. We, along with our competitors, customers and other companies in the communications industry, face intense competition for those employees from competitors and from an increasing number of emerging startup companies with potentially lucrative employee ownership arrangements. Recruiting, hiring and retaining key personnel can also result in significant monetary costs.

If we are unable to adequately protect our technology or other intellectual property through patents, copyrights, trade secrets, trademarks and other measures, our competitors and third party manufacturers could use our proprietary information and we could lose our competitive advantage.

To compete effectively, we must protect our proprietary information. We rely on and intend to rely on a combination of patents, trademarks, trade secret laws, confidentiality procedures and licensing arrangements to protect our intellectual property rights. Our failure to adequately protect our technology or other intellectual property from use by our competitors and third party manufacturers could jeopardize our competitive advantage, and result in a loss of customers. We have a number of issued patents, however, the patents that have been issued may not provide any meaningful protection or commercial advantage to us, as they may not be of sufficient scope or strength, or may not be issued in all countries where our products can be sold. In addition, our competitors may be able to design around our patents.

Our products employ technologies that may infringe on the proprietary rights of third parties, which may expose us to litigation and prevent us from selling our products.

Vigorous protection and pursuit of intellectual property rights or positions characterize the semiconductor industry. This often results in expensive and lengthy litigation. We, as well as our customers or suppliers, may be accused of infringing on patents or other intellectual property rights owned by third parties. An adverse result in any litigation could force us to pay substantial damages, stop designing or manufacturing, using and selling the infringing products, spend significant resources to develop non-infringing technology, indemnify third parties, discontinue using certain processes or obtain licenses to use the infringing technology. In addition, we may not be able to develop non-infringing technology, nor might we be able to find appropriate licenses on reasonably satisfactory terms.

Because the processes used to manufacture our products are complex, customized to our specifications and can only be performed by a limited number of manufacturing facilities, we may experience delays in production and increased costs.

The manufacture of processors is a highly complex and technically demanding process. Defects in design or problems associated with transitions to newer manufacturing processes or new manufacturers can result in unacceptable manufacturing yields and performance. These problems are frequently difficult to detect in the early stages of the production process and can be time-consuming and expensive to correct once detected. As a result, defects, performance problems with our products or poor manufacturing yields could adversely affect our business and operating results.

If third-party manufacturers and other suppliers terminate our arrangement with them, or amend them in a manner detrimental to us, we may experience delays in production and our business maybe adversely affected.

The fabrication of our network processors is outsourced to third-party manufacturers and subcontractors. There are significant risks associated with our reliance on third-party manufacturers. Most significantly, if our manufacturing suppliers are unable or unwilling to provide us with adequate manufacturing capacity, we would have to identify and qualify one or more substitute suppliers for our products. Our manufacturers may experience unanticipated events that could inhibit their abilities to provide us with adequate manufacturing capacity on a timely basis, or at all. Historically, there have been periods in which there has been a worldwide shortage of manufacturer capacity for the production of high-performance processors such as ours. Introducing new products or transferring existing products to a new third party manufacturer would require significant development time to adapt our designs to their manufacturing processes and could cause product shipment delays. In addition, the costs associated with manufacturing our products may increase if we are required to use a new third party manufacturer. If we fail to satisfy our manufacturing requirements, our business would be materially harmed.

We have entered into an agreement with a sole supplier for the manufacture of each of our existing network processor models and we expect to use a sole supplier for our next generation of network processors as well. Our NP-3 network processors are manufactured by IBM. Our NP-2 network processor, our special version NP-3 network processor, and our NPA and NP-4 network processors (currently under development), are or are expected to be manufactured by Taiwan Semiconductor Manufacturing Co., or TSMC, through third parties that coordinate and assume responsibility for various aspects of the manufacturing process. IBM, TSMC or any future sole supplier for our current and future products may reduce or delay shipment if its ability to manufacture network processors is constrained. If a sole supplier of our network processors, a third party that arranges for their manufacture, or any other subcontractor fails to deliver network processors or necessary components or services on time or at all, our business could be severely harmed. In addition, if the current manufacturing arrangement between our third party subcontractor and TSMC is terminated or amended in a manner detrimental to us, it could adversely affect our business while we try to make alternative arrangements with substitute suppliers.

These and other risks associated with our reliance on a third-party manufacturer could materially and adversely affect our business, financial condition and results of operations.

The performance of the capital markets may significantly decrease the value of our marketable securities and may cause us to incur impairment charges relating to our investment portfolio.

The performance of the capital markets affects the values of the funds we hold in marketable securities, which as of September 30, 2009 totaled $29.1 million. These securities are subject to market fluctuations. For example, in 2008 and into first half of 2009, the credit and capital markets deteriorated significantly and adversely impacted the fair value of our investments. Future turmoil in the capital markets may result in impairments of the carrying value of our investment assets. Realized or unrealized losses in our investments or in our other financial assets may adversely affect our financial condition.

We may fail to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, which could have an adverse effect on our financial results and the market price of our ordinary shares.

The Sarbanes-Oxley Act of 2002 imposes certain duties on us and our executives and directors. Our efforts to comply with the requirements of Section 404, which started in connection with our 2006 Annual Report on Form 20-F, have resulted in increased general and administrative expense and a diversion of management time and attention, and we expect these efforts to require the continued commitment of resources. Section 404 of the Sarbanes-Oxley Act requires (i) management’s annual review and evaluation of our internal control over financial reporting and (ii) a statement by management that its independent registered public accounting firm has issued an attestation report on our internal control over financial reporting, in connection with the filing of the Annual Report on Form 20-F for each fiscal year. If we fail to maintain the adequacy of our internal control over financial reporting, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting. Failure to maintain effective internal control over financial reporting could result in investigation or sanctions by regulatory authorities and could have a material adverse effect on our operating results, investor confidence in our reported financial information, and the market price of our ordinary shares.

Risks Relating to an Offering and Our Ordinary Shares

Our share price has been highly volatile and may continue to be volatile and decline.

The trading price of our shares has fluctuated widely in the past, including in recent months and weeks, and may continue to do so in the future as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations in the last year that have affected the market prices of many companies, including technology companies, and have often been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations could adversely affect the market price of our shares. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. Securities class action litigation could result in substantial costs and a diversion of our management’s attention and resources.

Future exercises of our options and warrants and vesting of our restricted share units may result in substantial dilution and future sales of these ordinary shares may cause the market price of our ordinary shares to decline.

Future exercises of our options (including options that we may issue in exchange for options to purchase shares of EZchip Technologies) and warrants and vesting of our restricted share units may result in substantial dilution and future sales of these ordinary shares may cause the market price of our ordinary shares to decline. We cannot predict what effect, if any, future sales of our ordinary shares, or the availability of our ordinary shares for future sale, will have on the market price of our ordinary shares. Sales of substantial amounts of our ordinary shares in the public marketplace by us or our shareholders, or the perception that such sales could occur, could adversely affect the market price of our ordinary shares and may make it more difficult for investors to sell ordinary shares at a time and price which such investors deem appropriate.

We have never paid cash dividends and have no intention to pay dividends in the foreseeable future.

We have never paid cash dividends on our shares and do not anticipate paying any cash dividends in the foreseeable future. We intend to retain earnings, if any, for use in our business, in particular to fund our research and development, which are important to capitalize on technological changes and develop new products and applications. Any future dividend distributions are subject to the discretion of our board of directors and will depend on various factors, including our operating results, future earnings, capital requirements, financial condition, tax implications of dividend distributions on our income, future prospects and any other factors deemed relevant by our board of directors. The distribution of dividends also may be limited by Israeli law, which permits the distribution of dividends only out of retained earnings or otherwise upon the permission of the court. You should not rely on an investment in our company if you require dividend income from your investment.

Our ordinary shares are traded on more than one market and this may result in price variations.

Our ordinary shares are traded primarily on the NASDAQ Global Market and also on the Tel Aviv Stock Exchange. Trading in our ordinary shares on these markets is made in different currencies (U.S. dollars on the NASDAQ Global Market, and New Israeli Shekels, or NIS, on the Tel Aviv Stock Exchange), and at different times (resulting from different time zones, different trading days and different public holidays in the United States and Israel). Consequently, the trading prices of our ordinary shares on these two markets often differ. Any decrease in the trading price of our ordinary shares on one of these markets could cause a decrease in the trading price of our ordinary shares on the other market.

Risks Relating To Our Location In Israel

Political, economic and military instability in Israel may disrupt our operations and negatively affect our sales.

We are incorporated under the laws of the State of Israel, and our principal executive offices and principal research and development facilities are located in Israel. Political, economic and security conditions in Israel directly influence us. Since the establishment of the State of Israel in 1948, Israel and its Arab neighbors have engaged in a number of armed conflicts. A state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Major hostilities between Israel and its neighbors may hinder Israel’s international trade and lead to economic downturn. This, in turn, could have a material adverse effect on our operations and business. There has been an increase in unrest and terrorist activity in Israel, which began in September 2000 and which has continued with varying levels of severity through 2009. There were extensive hostilities along Israel’s northern border with Lebanon in the summer of 2006. Recently, there was an escalation in violence among Israel, Hamas, the Palestinian Authority and other groups. Hamas launched hundreds of missiles from the Gaza Strip against Israeli population centers, which led to an armed conflict between Israel and Hamas during December 2008 and January 2009. The future effect of this deterioration and violence on the Israeli economy and our operations is unclear.

Additionally, some of our key employees in Israel are obligated to perform annual reserve duty in the Israel Defense Forces and are subject to being called for active military duty at any time in the event of a national emergency. If a military conflict or war arises, such as the hostilities along Israel’s border with the Gaza Strip at the beginning of 2009, these individuals could be required to serve in the military for extended periods of time. Our operations could be disrupted by the absence for a significant period of one or more of our key employees due to military service. Any disruption in our operations would harm our business.

Fluctuations in the exchange rate between the U.S. dollar and foreign currencies may affect our operating results.

A significant portion of the cost of our Israeli operations, mainly personnel costs, is incurred in NIS. Therefore, our NIS related costs, as expressed in U.S. dollars, are influenced by the exchange rate between the U.S. dollar and the NIS. Since 2007, the NIS has generally appreciated against the U.S. dollar, which resulted in a significant increase in the U.S. dollar cost of our operations in Israel. NIS linked balance sheet items may create foreign exchange gains or losses, depending upon the relative dollar values of the NIS at the beginning and end of the reporting period, affecting our net income and earnings per share. Although we may use hedging techniques we cannot completely eliminate the effects of currency fluctuations. Exchange rate fluctuations resulting in a devaluation of the U.S. dollar compared to the NIS could have a material adverse impact on our operating results and share price.

Tax benefits that are available to us require us to meet several conditions and may be terminated or reduced in the future, which would increase our future tax expenses.

Our facilities in Israel have been granted Approved Enterprise status under the Law for the Encouragement of Capital Investments, 1959, commonly referred to as the Investment Law. The Investment Law provides that capital investments in a production facility (or other eligible assets) may be designated as an Approved Enterprise. Until recently, the designation required advance approval from the Investment Center of the Israel Ministry of Industry, Trade and Labor.

On April 1, 2005, an amendment to the Investment Law came into effect, which revised the criteria for investments qualified to receive tax benefits. An eligible investment program under the amendment will qualify for benefits as a Privileged Enterprise (rather than the previous terminology of Approved Enterprise). Among other things, the amendment provides tax benefits to both local and foreign investors and simplifies the approval process. The amendment does not apply to investment programs approved prior to December 31, 2004 and applies to new investment programs only. Under the amendment, if we were to pay a dividend out of the tax-exempt income generated by a Privileged Enterprise under the provisions of the amended Investment Law during the tax exemption period, a portion of the income that is equivalent to the amount distributed as dividends will be subject to corporate tax, and we may be required to record deferred tax liability with respect to such tax-exempt income. In order to be eligible for tax benefits, we must comply with various conditions, as well as periodic reporting obligations. If we fail to meet these requirements, we would be subject to corporate tax in Israel at the regular statutory rate. We could also be required to refund tax benefits, with interest and adjustments for inflation based on the Israeli consumer price index. As of September 30, 2009, we did not generate income under the provisions of the amended Investment Law.

The government grants we have received for research and development expenditures limit our ability to transfer technologies outside of Israel and require us to satisfy specified conditions. If we fail to satisfy these conditions, we may be required to refund grants previously received together with interest and penalties, and may be subject to criminal charges.

Since April 2006, our research and development efforts have been financed, in part, through grants from the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade and Labor, or OCS. We therefore must comply with the requirements of the Israeli Law for the Encouragement of Industrial Research and Development, 1984 and related regulations, or the Research Law. If we fail to comply with any of the requirements imposed by the OCS, such as change of control notices and annual reporting requirements, we may be required to refund any grants previously received together with interest and penalties, and a person who transferred OCS-funded technology may be subject to criminal charges and up to three years imprisonment.

In recent years, the Government of Israel has reduced the benefits available under these programs, and these programs may be discontinued or curtailed in the future. If the Government of Israel discontinues or modifies these programs, or we are unable to comply with the new requirements, our expenses will increase significantly, and our business, financial condition and results of operations could be materially and adversely affected.

Technology developed by OCS funding may only be transferred subject to the prior approval of an OCS committee and, under certain circumstances, also to the payment of a redemption fee which is a certain percentage of the price paid in connection with such a transfer. A transfer, for the purpose of OCS rules, includes an actual sale of the technology, any exclusive license to develop, market, and manufacture products resulting from the technology or any other transaction which in essence constitutes a transfer of the technology and does not include the worldwide sale of products that are based on technology developed with OCS funding. We may not receive the required approvals should we wish to transfer this technology in the future. These restrictions may impair our ability to sell our technology assets, and the restrictions will continue to apply even after we have repaid the full amount of royalties payable for the grants. In addition, the restrictions may impair our ability to consummate a merger or similar transaction in which the surviving entity is not an Israeli company.

It may be difficult to enforce a U.S. judgment against us or our officers and directors, to assert U.S. securities laws claims in Israel or serve process on substantially all of our officers and directors.

We are organized under the laws of the State of Israel. Substantially all of our executive officers and directors and a substantial portion of our assets and the assets of these persons are located outside the United States. Therefore, it may be difficult for an investor, or any other person or entity, to collect a judgment obtained in the United States against us or any of these persons, or to effect service of process upon these persons in the United States. Furthermore, it may be difficult to assert U.S. securities law claims in original actions instituted in Israel.

The rights and responsibilities of our shareholders are governed by Israeli law and differ in some respects from the rights and responsibilities of shareholders under U.S. law.

We are incorporated under Israeli law. The rights and responsibilities of holders of our ordinary shares are governed by our articles of association and by Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S. corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith toward the company and other shareholders and to refrain from abusing his power in the company, including, among other things, in voting at a general meeting of shareholders on certain matters. Israeli law provides that these duties are applicable in shareholder votes on, among other things, amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers and interested party transactions requiring shareholder approval. In addition, a controlling shareholder, a shareholder who knows that it possesses the power to determine the outcome of a shareholder vote, and a shareholder that possesses the power to appoint or prevent the appointment of a director or executive officer in the company has a duty of fairness toward the company. The Israeli Companies Law also provides that a breach of the duty of fairness will be governed by the laws governing breach of contract; however, Israeli law does not define the substance of this duty of fairness. There is little case law available to assist in understanding the implications of these provisions that govern shareholder behavior.

Provisions of Israeli law may delay, prevent or make difficult a change of control and therefore depress the price of our shares.

Some of the provisions of Israeli law could:

•	discourage potential acquisition proposals;

•	delay or prevent a change in control; and

•	limit the price that investors might be willing to pay in the future for our ordinary shares.

Israeli corporate law regulates mergers and acquisitions of shares through tender offers, requires approvals for transactions involving significant shareholders and regulates other matters that may be relevant to these types of transactions. Furthermore, Israel tax law treats stock-for-stock acquisitions between an Israeli company and a foreign company less favorably than does U.S. tax law. For example, Israeli tax law may subject a shareholder who exchanges his ordinary shares for shares in a foreign corporation to immediate taxation or to taxation before his investment in the foreign corporation becomes liquid. These provisions may adversely affect the price of our shares.

As a foreign private issuer whose shares are listed on The NASDAQ Global Market, we may follow certain home country corporate governance practices instead of certain NASDAQ requirements. We follow Israeli law and practice instead of NASDAQ rules regarding the director nominations process, compensation of executive officers and the requirement to obtain shareholder approval for certain dilutive events.

As a foreign private issuer whose shares are listed on The NASDAQ Global Market, we are permitted to follow certain home country corporate governance practices instead of certain requirements of The NASDAQ Marketplace Rules. We do not comply with NASDAQ requirements regarding the director nominations process and compensation of executive officers, which require that director nominees and compensation of executive officers be selected/determined, or recommended for the board of directors selection/determination, either by a majority of the independent directors or a committee comprised solely of independent directors. Instead, we follow Israeli law and practice in accordance with which our directors are recommended by our board of directors for election by our shareholders and our board of directors determines executive compensation, subject to the required approvals under Israeli law. In addition, we follow our home country law, instead of the NASDAQ Marketplace Rules, which require that we obtain shareholder approval for certain dilutive events, such as for the establishment or amendment of certain equity based compensation plans and arrangements, an issuance that will result in a change of control of the company, certain transactions other than a public offering involving issuances of a 20% or more interest in the company and certain acquisitions of the stock or assets of another company. Under Israeli law and practice, in general, the approval of the board of directors is required for the establishment or amendment of equity based compensation plans and arrangements, unless the arrangement is for the benefit of a director, or a controlling shareholder, in which case audit committee and shareholder approval are also required. Similarly, the approval of the board of directors is generally sufficient for a private placement unless the private placement involves a director, a controlling shareholder or is deemed a “significant private placement,” in which case shareholder approval, and, in some cases, audit committee approval, would also be required. The Israeli Companies Law defined a “significant private placement” as a private placement (i) resulting in a party becoming a controlling shareholder, or (ii) involving the issuance of a 20% or more voting rights in the company, which (A) results in a 5% or more shareholder increasing its interest in the company or an offeree becoming a 5% or more shareholder, and (B) involves consideration that is not solely cash or public traded securities, or is not on fair market terms. As a foreign private issuer listed on The NASDAQ Global Market, we may also follow home country practice with regard to, among other things, composition of the board of directors and quorum at shareholders’ meetings. A foreign private issuer that elects to follow a home country practice instead of NASDAQ requirements must submit to NASDAQ in advance a written statement from an independent counsel in such issuer’s home country certifying that the issuer’s practices are not prohibited by the home country’s laws. In addition, a foreign private issuer must disclose in its annual reports filed with the Securities and Exchange Commission each such requirement that it does not follow and describe the home country practice followed by the issuer instead of any such requirement. Accordingly, our shareholders may not be afforded the same protection as provided under NASDAQ’s corporate governance rules.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated in it by reference contain forward-looking statements which involve known and unknown risks and uncertainties. We include this notice for the express purpose of permitting us to obtain the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. Examples of forward-looking statements include: projections of capital expenditures, competitive pressures, revenues, growth prospects, product development, financial resources and other financial matters. You can identify these and other forward-looking statements by the use of words such as “may,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential” or the negative of such terms, or other comparable terminology.

Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” and certain other matters discussed in this prospectus, the documents incorporated by reference in this prospectus, and other publicly available sources. Such factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of earnings to fixed charges (a):

	Year Ended December 31,
						Six Months Ended June 30,
	2004	2005	2006	2007	2008	2009

Ratio of earnings to fixed charges	—(b)	*	—(c)	—(d)	*	*

*	We had no fixed charges for 2005, 2008 and the six months ended June 30, 2009.

(a)	See Exhibit 12.1 of the Registration Statement on Form F-3, of which this prospectus is a part.

(b)	Due to the loss recorded in 2004, the ratio coverage was less than 1:1. We would have needed to generate additional earnings of $9.0 million to achieve coverage of 1:1 in 2004.

(c)	Due to the loss recorded in 2006, the ratio coverage was less than 1:1. We would have needed to generate additional earnings of $12.3 million to achieve coverage of 1:1 in 2006.

(d)	Due to the loss recorded in 2007, the ratio coverage was less than 1:1. We would have needed to generate additional earnings of $3.6 million to achieve coverage of 1:1 in 2007.

CAPITALIZATION AND INDEBTEDNESS

The table below sets forth our capitalization as of September 30, 2009 (unaudited).

As of September 30,
2009
Actual

Cash, cash equivalents and marketable securities	$60,557
Current liabilities	6,531
Long-term loan	—
EZchip Semiconductor shareholders’ equity:	159,542
Noncontrolling interest	3,410
Total equity	$162,952
Total liabilities and equity	$174,107

(U.S. dollars in thousands)

MARKET FOR OUR ORDINARY SHARES

Our ordinary shares were listed on the NASDAQ Global Market under the symbol “LNOP” from our initial public offering in November 1992 until April 14, 2003, at which date the listing of our ordinary shares was transferred to the NASDAQ Capital Market. Since January 4, 2008, our ordinary shares have been listed once again on the NASDAQ Global Market and on January 17, 2008 our NASDAQ symbol changed to “EZCH.” Since April 1, 2002, our ordinary shares have also been traded on the Tel Aviv Stock Exchange. On December 10, 2009, the last reported sale price of our ordinary shares on the NASDAQ Global Market was $12.65 and the last reported sale price of our ordinary shares on the Tel Aviv Stock Exchange was $13.00.

Set forth below for each of the periods indicated are the range of high and low market prices of our ordinary shares as reported by the NASDAQ Global Market (for periods from January 4, 2008) and the NASDAQ Capital Market (for periods prior to January 4, 2008), and the high and low market prices of our ordinary shares (in U.S. dollars) as reported by the Tel Aviv Stock Exchange. Share prices on the Tel Aviv Stock Exchange are quoted in New Israeli Shekels (NIS); the share prices set forth below in U.S. dollars reflect the translation into U.S. dollars based on the rate of exchange published by the Bank of Israel on the dates in question.

Quarterly Share Price Information

The following table sets forth, for each of the full financial quarters in the years indicated, the high and low market prices of our ordinary shares on the NASDAQ Global Market (for periods from January 4, 2008), the NASDAQ Capital Market (for periods prior to January 4, 2008) and the Tel Aviv Stock Exchange:

	NASDAQ		Tel Aviv Stock Exchange
	High	Low	High	Low

2007
First quarter	$15.57	$11.20	$15.11	$11.43
Second quarter	$16.99	$12.74	$16.69	$13.05
Third quarter	$20.08	$13.35	$19.81	$13.25
Fourth quarter	$24.89	$17.50	$24.72	$16.78
2008
First quarter	$18.79	$9.65	$19.32	$8.34
Second quarter	$17.87	$10.00	$18.54	$9.86
Third quarter	$18.70	$10.74	$18.76	$11.25
Fourth quarter	$16.18	$5.63	$15.68	$6.85
2009
First quarter	$18.12	$9.95	$17.58	$10.81
Second quarter	$17.14	$12.25	$17.34	$12.69
Third quarter	$16.63	$11.06	$16.60	$11.23

Monthly Share Price Information

The following table sets forth, for the most recent six months, the high and low market prices of our ordinary shares on the NASDAQ Global Market and the Tel Aviv Stock Exchange:

	NASDAQ		Tel Aviv Stock Exchange
	High	Low	High	Low

June 2009	$16.54	$12.55	$16.51	$12.69
July 2009	$16.63	$11.06	$16.60	$11.23
August 2009	$13.91	$11.38	$13.76	$11.65
September 2009	$13.80	$11.07	$13.71	$11.25
October 2009	$14.23	$11.70	$14.14	$11.96
November 2009	$13.71	$11.70	$13.33	$11.65

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities by us covered by this prospectus for general corporate purposes, which may include working capital expenditures, acquisitions and investments. We may use a portion of our proceeds of this offering to increase our ownership interest in EZchip Technologies from 90% to 100% (on a fully diluted basis), by purchasing shares and options of EZchip Technologies held by current and former employees of EZchip Technologies. Additional information on the use of net proceeds from the sale of securities by us covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

We will not receive any proceeds from the sale of ordinary shares by the selling shareholders.

PLAN OF DISTRIBUTION

We may sell securities in any of the ways described below, including any combination thereof:

•	to or through underwriters or dealers;

•	through one or more agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods.

We are also registering the ordinary shares covered by this prospectus for the selling shareholders to permit the resale of the ordinary shares by the selling shareholders and their permitted assignees, transferees and donees of the ordinary shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of ordinary shares.

The ordinary shares may be sold from time to time by the selling shareholders. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale by such persons.

Underwriters or broker-dealers engaged by the selling shareholders may arrange for other underwriters or broker-dealers to participate in sales. We will pay all expenses of the registration of the selling shareholders’ ordinary shares pursuant to this registration statement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws. However, if the ordinary shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. In addition, if the ordinary shares are sold through an underwritten offering, the selling shareholders will reimburse us for a portion of the expenses we incur in such offering.

The ordinary shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale; in the over-the-counter market; in transactions otherwise than on these exchanges or systems or in the over-the-counter market; through the writing of options, whether such options are listed on an options exchange or otherwise; ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; block trades in which a selling shareholder will engage a broker-dealer as agent, who will then attempt to sell the ordinary shares, but may position and resell a portion of the block as principal to facilitate the transaction; purchases by a broker-dealer as principal and resale by the broker-dealer for its account; an exchange distribution in accordance with the rules of the applicable exchange; ordinary brokerage transactions, transactions in which the broker-dealer solicits purchasers; privately negotiated transactions; or in short sale transactions. Broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share; a combination of any such methods of sale; and any other method permitted pursuant to applicable law. In addition, instead of selling the ordinary shares under this prospectus, the selling shareholders may sell the ordinary shares in compliance with the requirements of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

If the selling shareholders effect such transactions by selling ordinary shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the ordinary shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the ordinary shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which such broker-dealer may in turn engage in short sales of the ordinary shares in the course of hedging in positions they assume. The selling shareholders may also sell ordinary shares short and deliver ordinary shares covered by this prospectus to close out short positions. The selling shareholders may also loan or pledge ordinary shares to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer, gift and/or donate the ordinary shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include such transferee.

The selling shareholders and any underwriter(s) or broker-dealer participating in the distribution of the ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the ordinary shares is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of ordinary shares being offered and the terms of the offering, including the name or names of any underwriter(s), broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to such underwriter(s) or broker-dealers, where applicable, and any other facts material to the transaction.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares to engage in market-making activities with respect to the ordinary shares. All of the foregoing may affect the marketability of the ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares.

There can be no assurance that any selling shareholder will sell any or all of the ordinary shares registered pursuant to the registration statement, of which this prospectus forms a part.

The distribution of the securities offered by us may be effected from time to time in one or more transactions:

•	at a fixed price, or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the applicable securities and any applicable restrictions. The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

•	the name or names of any underwriters, dealers or agents, and the amounts of securities underwritten or purchased by each of them;

•	the initial public offering price of the securities and the proceeds to us and any discounts, commissions, or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. In no event will any underwriter or dealer receive fees, commissions, and markups which, in the aggregate, would exceed eight percent of the price of the shares being registered.

We or the selling shareholders may authorize underwriters, dealers, or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Agents, underwriters and other third parties described above may be entitled to indemnification by us and the selling shareholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with a certain exchange agreement we entered into with them, or the Exchange Agreement. We may be indemnified by the selling shareholders against liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling shareholders specifically for use in this prospectus, in accordance with the Exchange Agreement. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us or the selling shareholders in the ordinary course of business.

Direct sales by us to investors or our shareholders may be accomplished through subscription offerings or through shareholder purchase rights distributed to shareholders. In connection with subscription offerings or the distribution of shareholder purchase rights to shareholders, if all of the underlying securities are not subscribed for, we may sell any unsubscribed securities to third parties directly or through underwriters or agents. In addition, whether or not all of the underlying securities are subscribed for, we may concurrently offer additional securities to third parties directly or through underwriters or agents. If securities are to be sold through shareholder purchase rights, the shareholder purchase rights will be distributed as a dividend to the shareholders for which they will pay no separate consideration. The prospectus supplement with respect to the offer of securities under shareholder purchase rights will set forth the relevant terms of the shareholder purchase rights, including:

•	whether ordinary shares for those securities will be offered under the shareholder purchase rights;

•	the number of those securities or warrants that will be offered under the shareholder purchase rights;

•	the period during which and the price at which the shareholder purchase rights will be exercisable;

•	the number of shareholder purchase rights then outstanding;

•	any provisions for changes to or adjustments in the exercise price of the shareholder purchase rights; and

•	any other material terms of the shareholder purchase rights.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as our agents. These remarketing firms will offer or sell the securities in accordance with the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Certain of the underwriters may use this prospectus and the accompanying prospectus supplement for offers and sales related to market making transactions in the securities. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. Underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

Certain persons participating in this offering may engage in overallotment, stabilizing transactions, short covering transactions, and penalty bids in accordance with rules and regulations under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchase of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Once sold under the registration statement, of which this prospectus forms a part, the ordinary shares will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF ORDINARY SHARES

Our authorized share capital consists of 50,000,000 ordinary shares, par value NIS 0.02 per share. All outstanding ordinary shares are validly issued and fully paid. Certain rights attached to the ordinary shares are as described below.

Transfer Rights. Fully paid ordinary shares may be freely transferred under our articles of association unless the transfer is restricted or prohibited by another instrument.

Voting Rights. Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. Shareholders may vote in person or by proxy. These voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Our ordinary shares do not have cumulative voting rights in the election of directors. As a result, the holders of ordinary shares that represent more than 50% of the voting power represented at a shareholders meeting have the power to elect all of our directors, except the “outside directors”, as required by the Israeli Companies Law, whose election requires a special majority.

Under our articles of association, most decisions may be approved by a simple majority, although certain resolutions, referred to as special resolutions (for example, changes to the articles of association), require approval of at least 75% of the shares present and voting on the matter.

Dividend and Liquidation Rights; Rights to Shares in our Company’s Profits. We may declare a dividend to be paid to the holders of ordinary shares according to their rights and interests in our profits. We have never paid cash dividends on our shares and do not anticipate paying any cash dividends in the foreseeable future. We intend to retain earnings, if any, for use in our business, in particular to fund our research and development, which are important to capitalize on technological changes and develop new products and applications. Under the Israeli Companies Law, the declaration of a dividend does not require the approval of the shareholders of the company, unless the company’s articles of association require otherwise. Our articles of association provide that the board of directors may declare and distribute interim dividends without the approval of the shareholders, but the payment of a final dividend requires shareholder approval.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares in proportion to the nominal value of their holdings. This right may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future. Pursuant to Israel’s securities laws, a company registering its shares for trade on the Tel Aviv Stock Exchange, such as EZchip, may not have more than one class of shares for a period of one year following registration, after which it is permitted to issue preferred shares, if the preference of those shares is limited to a preference in the distribution of dividends and these preferred shares have no voting rights.

Our shareholders have the right to share in our profits distributed as a dividend and any other permitted distribution, if any.

Changing Rights Attached to Shares. According to our articles of association, the rights of our ordinary shares may be cancelled, added to, restricted, amended or otherwise altered with a vote of the holders of at least 75% of the outstanding ordinary shares voting at a duly convened shareholders’ meeting.

Annual and Extraordinary General Meetings

We must hold our annual general meeting of shareholders each year no later than 15 months from the last annual meeting, at a time and place determined by the board of directors. Depending on the matter to be voted upon, notice of at least 21 days or 35 days prior to the date of the meeting is required. A special meeting may be convened by request of two directors, one quarter of the directors in office, or by written request of one or more shareholders holding at least 5% of our issued share capital and 1% of the voting rights or one or more shareholders holding at least 5% of the voting rights.

The quorum required for a meeting of shareholders consists of at least two shareholders present in person or by proxy who hold at least 50% of the issued share capital. A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place or any time and place as the Chairman may determine with the consent of the holders of a majority of the voting power represented at the meeting in person or by proxy and voting on the question of adjournment. At the reconvened meeting, the required quorum consists of any two members present in person or by proxy.

Anti-Takeover Provisions Under Israeli Law

The Israeli Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would hold 25% or more of the voting rights in the company, unless there is already another shareholder of the company with 25% or more of the voting rights. Similarly, the Israeli Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would hold more than 45% of the voting rights in the company, unless there is a shareholder with more than 45% of the voting rights in the company.

The Israeli Companies Law requires the parties to a proposed merger to file a merger proposal with the Israeli Registrar of Companies, specifying certain terms of the transaction. Each merging company’s board of directors and shareholders must approve the merger. Shares in one of the merging companies held by the other merging company or certain of its affiliates are disenfranchised for purposes of voting on the merger. A merging company must inform its creditors of the proposed merger. Any creditor of a party to the merger may seek a court order blocking the merger, if there is a reasonable concern that the surviving company will not be able to satisfy all of the obligations of the parties to the merger. Moreover, a merger may not be completed until at least 50 days have passed from the time that the merger proposal was filed with the Israeli Registrar of Companies and at least 30 days have passed from the approval of the shareholders of each of the merging companies.

Finally, in general, Israeli tax law treats stock-for-stock acquisitions less favorably than does U.S. tax law. Israeli tax law has been amended to provide for tax deferral in specified acquisitions, including transactions where the consideration for the sale of shares is the receipt of shares of the acquiring company. Nevertheless, Israeli tax law may subject a shareholder who exchanges his ordinary shares for shares in a foreign corporation to immediate taxation or to taxation before his investment in the foreign corporation becomes liquid, although in the case of shares of a foreign corporation that are traded on a stock exchange, the tax may be postponed subject to certain conditions.

The transfer agent and registrar for the ordinary shares is American Stock Transfer & Trust Company.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase ordinary shares and/or debt securities in one or more series together with other securities or separately, as described in the applicable prospectus supplement. Below is a description of certain general terms and provisions of the warrants that we may offer. Particular terms of the warrants will be described in the warrant agreements and the prospectus supplement for the warrants.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the designation, amount, and terms of the securities purchasable upon exercise of the warrants;

•	if applicable, the exercise price for ordinary shares and the number of ordinary shares to be received upon exercise of the warrants;

•	if applicable, the exercise price for our debt securities, the amount of debt securities to be received upon exercise, and a description of that series of debt securities;

•	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form, or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars, or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	if applicable, the date from and after which the warrants and the ordinary shares and/or debt securities will be separately transferable;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any other time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants are to be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities together with other securities or separately, as described in the applicable prospectus supplement, under an indenture to be entered into between EZchip Semiconductor Ltd. and the trustee identified in the applicable prospectus supplement. The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the indenture. The indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939.

We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC.

The prospectus supplement will set forth, to the extent required, the following terms of the debt securities in respect of which the prospectus supplement is delivered:

•	the title of the series;

•	the aggregate principal amount;

•	the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;

•	any limit on the aggregate principal amount;

•	the date or dates on which principal is payable;

•	the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates;

•	the date or dates from which interest, if any, will be payable and any regular record date for the interest payable;

•	the place or places where principal and, if applicable, premium and interest, is payable;

•	the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;

•	the denominations in which such debt securities may be issuable, if other than denomination of $1,000, or any integral multiple of that number;

•	whether the debt securities are to be issuable in the form of certificated debt securities or global debt securities;

•	the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;

•	the currency of denomination;

•	the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

•	if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denominations, the manner in which exchange rate with respect to such payments will be determined;

•	if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies, or by reference to a commodity, commodity index, stock exchange index, or financial index, then the manner in which such amounts will be determined;

•	the provisions, if any, relating to any collateral provided for such debt securities;

•	any events of default;

•	the terms and conditions, if any, for conversion into or exchange for ordinary shares;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents, or other agents; and

•	the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness of EZchip Semiconductor Ltd.

One or more debt securities may be sold at a substantial discount below their stated principal amount. We may also issue debt securities in bearer form, with or without coupons. If we issue discount debt securities or debt securities in bearer form, we will describe material U.S. federal income tax considerations and other material special considerations which apply to these debt securities in the applicable prospectus supplement.

We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do, we will describe the restrictions, elections, and general tax considerations relating to the debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

SELLING SHAREHOLDERS

This prospectus relates, in part, to the offer and sale from time to time of up to 3,622,997 ordinary shares that were issued to The Goldman Sachs Group, Inc. and three of its affiliates, or the GS Funds, and JK&B Shalom II LLC and JK&B Capital III, Civil Law Partnership, or the JK&B Funds, in exchange for shares of EZchip Technologies previously held by them pursuant to the Exchange Agreement. The ordinary shares were offered and sold to the selling shareholders in reliance upon the exemption from securities registration afforded by the provisions of Regulation D promulgated under the Securities Act of 1933.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the ordinary shares by each of the selling shareholders. The information in this table is based on 23,357,770 ordinary shares outstanding as of December 1, 2009. The first column lists each of the selling shareholders. The second and third columns list the number and percentage of ordinary shares beneficially owned by each selling shareholder prior to the offering, based on each selling shareholder’s ownership of the ordinary shares as of December 1, 2009. The fourth column lists the ordinary shares being offered by this prospectus by each of the selling shareholders. The fifth and sixth columns of the following table assume the sale of all of the ordinary shares offered by the selling shareholders pursuant to this prospectus. The selling shareholders may sell all, some or none of their shares in this offering.

	Number of	Percentage of			Number of	Percentage of
	Ordinary	Ordinary		Number of	Ordinary	Ordinary
	Shares	Shares		Ordinary Shares	Shares	Shares
	Beneficially	Beneficially		Offered Pursuant	Beneficially	Beneficially
	Owned Prior	Owned Prior		to this	Owned After	Owned After
Name of Selling Shareholder	to Offering	to Offering		Prospectus	Offering	Offering

The Goldman Sachs Group, Inc.(1)	163,567		*	163,567	—	—
GS EZC Employee Holdings, L.L.C.(1)	81,784		*	81,784	—	—
GS PEP Tech EZC Holdings, L.L.C.(1)	1,324,777	5.7%		1,324,777	—	—
GS PEP 1999 Direct EZC Holdings, L.L.C.(1)	22,102		*	22,102	—	—
JK&B Shalom II LLC(2)	2,010,460	8.6%		2,010,460	—	—
JK&B Capital III, Civil Law Partnership(3)	20,307		*	20,307	—	—

*	Less than 1%

(1)	The Goldman Sachs Group, Inc. is a reporting company under the Securities Exchange Act of 1934. The managing member of each of GS EZC Employee Holdings, L.L.C, GS PEP Tech EZC Holdings, L.L.C. and GS PEP 1999 Direct EZC Holdings, L.L.C., or the GS Affiliates, is a wholly owned subsidiary of The Goldman Sachs Group, Inc. and as such, The Goldman Sachs Group, Inc. has voting and investment control over the shares held by the GS Affiliates. The ordinary shares shown above as held by The Goldman Sachs Group, Inc. do not include the shares held by the GS Affiliates. The Goldman Sachs Group, Inc. disclaims beneficial ownership of the shares held by the GS Affiliates, except to the extent of its pecuniary interest in such shares. The Goldman Sachs Group, Inc. and the GS Affiliates are affiliates of a broker-dealer, and (a) the ordinary shares shown above as being held by such entities were purchased in the ordinary course of business and (b) at the time of such purchase, such entities had no arrangements or understandings, directly or indirectly, with any person to distribute such ordinary shares. The address for The Goldman Sachs Group, Inc. and each of the GS Affiliates is 85 Broad Street, New York, New York 10004.

(2)	JK&B Shalom II, LLC is a Delaware Limited Liability Company. JK&B Capital, LLC is the manager of JK&B Shalom II, LLC, and may be deemed to have shared power to vote and dispose of shares directly owned by JK&B Shalom II, LLC. David Kronfeld is the manager of JK&B Capital, LLC and may be deemed to have shared power to vote and dispose of shares directly owned by JK&B Shalom II, LLC. The address for each of JK&B Shalom II, LLC, JK&B Capital, LLC and David Kronfeld is Two Prudential Plaza, 180 N. Stetson Avenue, Suite 4500, Chicago, Illinois 60601. Each of JK&B Shalom II, LLC, JK&B Capital, LLC and David Kronfeld disclaims beneficial ownership of the shares except to the extent of its pecuniary interest therein.

(3)	JK&B Capital III, Civil Law Partnership, is a German civil law partnership. JK&B Capital, LLC is the managing partner of JK&B Capital III, Civil Law Partnership and may be deemed to have shared power to vote and dispose of shares directly owned by JK&B Capital III, Civil Law Partnership. David Kronfeld is the manager of JK&B Capital, LLC and may be deemed to have shared power to vote and dispose of shares directly owned by JK&B Capital III, Civil Law Partnership. The address for each of JK&B Capital III, Civil Law Partnership, JK&B Capital, LLC and David Kronfeld is Two Prudential Plaza, 180 N. Stetson Avenue, Suite 4500, Chicago, Illinois 60601. Each of JK&B Capital III, Civil Law Partnership, JK&B Capital, LLC and David Kronfeld disclaims beneficial ownership of the shares except to the extent of its pecuniary interest therein.

Directors and Observers. Until December 3, 2007, Mr. Robert Humes, a Member of JK&B Capital L.L.C., served as director of our subsidiary EZchip Technologies, and Ms. Constance Capone, a Member of JK&B Capital L.L.C., served as director of our subsidiary EZchip Inc. and as an observer to the board of directors of EZchip Technologies. Mr. Humes and Ms. Capone were appointed to such positions pursuant to appointment rights granted under EZchip Technologies’ articles of association. On December 3, 2007, Mr. Humes and Ms. Capone resigned from such positions.

Until December 5, 2007, Ms. Julia Feldman, a Vice President of Goldman, Sachs & Co., served as an observer to the board of directors of our subsidiary EZchip Technologies. Ms. Feldman was appointed to such position pursuant to appointment rights granted under EZchip Technologies’ articles of association. On December 5, 2007, Ms. Feldman resigned from such position.

Financing. In July 2005, the GS Funds and JK&B Funds invested an aggregate of $1.8 million in our subsidiary, EZchip Technologies, in exchange for preferred shares of EZchip Technologies. These preferred shares of EZchip Technologies were exchanged for our ordinary shares on January 22, 2008.

FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

Non-residents of Israel who purchase our ordinary shares may freely convert all amounts received in Israeli currency in respect of such ordinary shares, whether as a dividend, liquidation distribution or as proceeds from the sale of the ordinary shares, into freely-repatriable non-Israeli currencies at the rate of exchange prevailing at the time of conversion (provided in each case that the applicable Israeli income tax, if any, is paid or withheld).

Until May 1998, Israel imposed extensive restrictions on transactions in foreign currency. These restrictions were largely lifted in May 1998. Since January 1, 2003, all exchange control restrictions have been eliminated (although there are still reporting requirements for foreign currency transactions). Legislation remains in effect, however, pursuant to which currency controls can be imposed by administrative action at any time.

The State of Israel does not restrict in any way the ownership or voting of our ordinary shares by non-residents of Israel, except with respect to subjects of countries that are in a state of war with Israel.

AUTHORIZED REPRESENTATIVE

Our authorized representative in the United States for this offering as required pursuant to Section 6(a) of the Securities Act of 1933, is Puglisi & Associates; 850 Library Avenue, Suite 204; P.O. Box 885; Newark, Delaware 19715. We have agreed to indemnify the authorized representative against liabilities under the Securities Act of 1933.

OFFERING EXPENSES

The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except the SEC registration fee. The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

Securities and Exchange Commission registration fee	$5,580
Legal fees and expenses	20,000
Accountants’ fees and expenses	5,000
Printing fees	3,000
Miscellaneous	6,420

Total	$40,000

LEGAL MATTERS

Carter Ledyard & Milburn LLP, New York, New York, will be passing upon matters of United States law for us with respect to securities offered by this prospectus and any accompanying prospectus supplement. Naschitz, Brandes & Co., Tel-Aviv, Israel will pass upon matters of Israeli law for us with respect to securities offered by this prospectus and any accompanying prospectus supplement.

EXPERTS

The consolidated financial statements appearing in our Annual Report on Form 20-F for the year ended December 31, 2008, and the effectiveness of our internal control over financial reporting as of December 31, 2008 included in our Annual Report on Form 20-F have been audited by Kost, Forer, Gabbay & Kasierer, an independent registered public accounting firm and a member of Ernst & Young Global, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of a registration statement on Form F-3 that we filed on December 11, 2009, with the SEC under the Securities Act of 1933. We refer you to this registration statement, for further information about us and the securities offered hereby.

We file annual and special reports and other information with the Securities and Exchange Commission (Commission File Number 000-20860). These filings contain important information that does not appear in this prospectus. For further information about us, you may read and copy these filings at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0102. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330, and may obtain copies of our filings from the public reference room by calling (202) 551-8090. Our SEC filings are also available on the SEC

Internet site at http://www.sec.gov, which contains periodic reports and other information regarding issuers that file electronically.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We file annual and special reports and other information with the Commission (File Number 0-20860). These filings contain important information which does not appear in this prospectus. The Commission allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the Commission. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the Commission on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered.

•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2008;

•	Our Reports on Form 6-K furnished to the SEC on March 31, 2009, May 7, 2009, July 14, 2009, July 28, 2009, August 3, 2009, August 4, 2009, August 12, 2009, September 3, 2009, September 24, 2009 and October 29, 2009; and

•	The description of our ordinary shares contained in our Annual Report on Form 20-F for the year ended December 31, 2008.

In addition, we may incorporate by reference into this prospectus our reports on Form 6-K filed after the date of this prospectus (and before the time that all of the securities offered by this prospectus have been sold or de-registered) if we identify in the report that it is being incorporated by reference in this prospectus.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to EZchip Semiconductor Ltd., 1 Hatamar Street, PO Box 527, Yokneam 20692, Israel, Attn: Dror Israel, Chief Financial Officer, telephone number +972-4-959-6666. You may also obtain information about us by visiting our website at www.ezchip.com. Information contained in our website is not part of this prospectus.

We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Securities Exchange Act of 1934, or Exchange Act. As a result, (i) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (ii) transactions in our equity securities by our officers, directors and principal shareholders are exempt from Section 16 of the Exchange Act; and (iii) we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We make available to our shareholders an annual report containing financial statements that have been examined and reported on, with an opinion expressed by, an independent registered public accounting firm. For periods beginning on or after January 1, 2004, we prepare our financial statements in U.S. dollars and in accordance with accounting principles generally accepted in the United States. For periods prior to January 1, 2004, we prepared our financial statements in U.S. dollars and in accordance with accounting principles generally accepted in Israel.

Since November 4, 2002, we have been making all required filings with the Commission electronically, and these filings are available via the Internet at the Commission’s website at http://www.sec.gov. In addition, since we are also listed on the Tel Aviv Stock Exchange we submit copies of all our filings with the Commission to the Israeli Securities Authority and the Tel Aviv Stock Exchange. Such copies can be retrieved electronically through the Tel Aviv Stock Exchange’s internet messaging system (www.maya.tase.co.il) and, in addition, with respect to filings effected as of November 4, 2003 through the MAGNA distribution site of the Israeli Securities Authority (www.magna.isa.gov.il).

ENFORCEABILITY OF CIVIL LIABILITIES

Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, most of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Naschitz, Brandes & Co., that there is doubt as to the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel. However, subject to specified time limitations, an Israeli court may declare a foreign civil judgment enforceable if it finds that:

•	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment,

•	the judgment is no longer appealable,

•	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy, and

•	the judgment is executory in the state in which it was given.

Even if the above conditions are satisfied, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel.

An Israeli court also will not declare a foreign judgment enforceable if:

•	the judgment was obtained by fraud,

•	there was no due process,

•	the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel,

•	the judgment is at variance with another judgment that was given in the same matter between the same parties and which is still valid, or

•	at the time the action was brought in the foreign court a suit in the same matter and between the same parties was pending before a court or tribunal in Israel.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in the state and federal courts sitting in the City of New York, Borough of Manhattan arising out of this offering or any purchase or sale of securities in connection therewith. We have not given consent for this agent to accept service of process in connection with any other claim.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency. Judgment creditors must bear the risk of unfavorable exchange rates.

3,863,050 ORDINARY SHARES

EZCHIP SEMICONDUCTOR LTD.

PRELIMINARY PROSPECTUS SUPPLEMENT

Jefferies & Company

December   , 2009